Exhibit 4.6

Conformed Copy

DATED: 19 July 2001

STOLT-NIELSEN TRANSPORTATION GROUP LTD. (BERMUDA)

(as borrower)

- and -

STOLT-NIELSEN S.A.
STOLT-NIELSEN TRANSPORTATION GROUP LTD. (LIBERIA)
(as guarantors)

- and -

SALOMON BROTHERS INTERNATIONAL LIMITED
DEN NORSKE BANK ASA
HSBC INVESTMENT BANK PLC
DEUTSCHE BANK AG IN HAMBURG
CHRISTIANIA BANK OG KREDITKASSE ASA, NEW YORK BRANCH
(as joint arrangers)

- and -

DEN NORSKE BANK ASA, NEW YORK BRANCH
and others (as banks)

- and -

HSBC INVESTMENT BANK PLC
(as facility agent and security trustee)

- and -

SALOMON BROTHERS INTERNATIONAL LIMITED
DEN NORSKE BANK ASA
(as syndication agents and joint book managers)

- and -

CHRISTIANIA BANK OG KREDITKASSE ASA, NEW YORK BRANCH
(as documentation agent)

US$275,000,000 SECURED
MULTI-CURRENCY REVOLVING LOAN
FACILITY AGREEMENT
(INCLUDING COMPETITIVE BID OPTION)

CONTENTS

1	Definitions and Interpretation

2	The Facility and its Purpose

3	Competitive Bid Option

4	Conditions Precedent and Subsequent

5	Representations and Warranties

6	Currency

7	Repayment and Prepayment

8	Interest

9	Guarantee and Indemnity

10	Fees

11	Security Documents

12	Agency and Trust

13	Covenants

14	Earnings

15	Events Of Default

16	Set-Off and Lien

17	Assignment and Sub-Participation

18	Payments, Mandatory Prepayment, Reserve Requirements and Illegality

19	Communications

20	General Indemnities

21	Miscellaneous

22	Law and Jurisdiction

SCHEDULE 1
The Banks, the Commitments and the Proportionate Shares

SCHEDULE 2
Joint Arrangers

SCHEDULE 3
Syndication Agents and Joint Book Managers

SCHEDULE 4
The Shipowning Guarantors and the Vessels

SCHEDULE 5
Form of Compliance Certificate

SCHEDULE 6
Form of Transfer Certificate

SCHEDULE 7
Competitive Bid Timetable

APPENDIX A

APPENDIX B
List of Encumbrances

APPENDIX C
Additional Rate Formula

APPENDIX D
Form of Competitive Bid Request

APPENDIX E
Form of Invitation For Competitive Bid

APPENDIX F
Form of Competitive Bid

APPENDIX G
Form of Competitive Bid Confirmation Letter

FACILITY AGREEMENT

Dated:  19 July 2001

BETWEEN:-

(1)                                  STOLT-NIELSEN TRANSPORTATION GROUP LTD. which is a company incorporated according to the law of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Borrower”); and

(2)                                  STOLT-NIELSEN S.A. which is a company incorporated according to the law of Luxembourg with its registered office at 23 avenue Monterey, L-2086 Luxembourg and STOLT-NIELSEN TRANSPORTATION GROUP LTD. which is a company incorporated according to the law of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (together the “Guarantors” and each a “Guarantor”); and

(3)                                  the banks and financial institutions listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together “the Banks” and each a “Bank”); and

(4)                                  HSBC INVESTMENT BANK PLC, acting as facility agent and security trustee through its office at City Place House, 55 Basinghall Street, London EC2V 5DU (in that capacity “the Agent”); and

(5)                                  the banks and financial institutions listed in Schedule 2, each acting as a joint arranger through its office at the address indicated against its name in Schedule 2 (together in that capacity “the Arrangers” and each an “Arranger”); and

(6)                                  the banks and financial institutions listed in Schedule 3, each acting as a syndication agent and joint book manager through its office at the address indicated against its name in Schedule 3 (together in that capacity “the Syndication Agents” and each a “Syndication Agent”); and

(7)                                  CHRISTIANIA BANK OG KREDITKASSE ASA, New York Branch, acting as documentation agent through its office at 11 West 42nd Street, 7th Floor, New York, NY 10036 (in that capacity the “Documentation Agent”).

WHEREAS:-

(A)                              Each of the Vessels is registered in the name and ownership of her Shipowning Guarantor under the flag of the country indicated in Schedule 4.

(B)                                Each of the Banks has agreed to advance to the Borrower its respective Commitment of an aggregate principal amount not exceeding two hundred and seventy-five million Dollars ($275,000,000) or the Equivalent Amount in a Permitted Currency or Permitted Currencies (as appropriate) for the Borrower’s general corporate purposes (which, for the avoidance of doubt, shall not include the purchase of Margin Stock, as that term is defined in Regulation U of the United States Board of Governors of the Federal Reserve System).

IT IS AGREED as follows:-

1                                          Definitions and Interpretation

1.1                                 Definitions

In this Agreement:-

1.1.1                        “the Address for Service” means c/o Stolt-Nielsen Limited, 71-91 Aldwych, London WC2B 4HN or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten Business Days’ written notice to the Agent.

1.1.2                        “the Additional Rate” means the cost imputed to the Banks of compliance with:

(a)                                  the mandatory liquid asset requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, as determined in accordance with Appendix C; and

(b)                                 any other applicable regulatory or central bank requirement (including any requirement of the European Central Bank) relating to any amount advanced under this Agreement by a Bank through a branch in a state being one of the participating countries which at the relevant time shall have entered into economic and monetary union (as a result of the legislative measures contemplated by the Treaty of Rome of 25 March 1957, as amended from time to time).

1.1.3                        “the Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.4                        the “Advance Date”, in relation to any Drawing, means the date on which that Drawing is advanced by the Banks to the Borrower pursuant to Clause 2 or Clause 3.

1.1.5                        “the Assignments” means the deeds of assignment of the Insurances, Earnings and Requisition Compensation in respect of each Vessel referred to in Clause 11.2 (each an “Assignment”).

1.1.6                        “Available Commitment” means, in relation to any Bank and at any time, the undrawn amount of that Bank’s Commitment.

1.1.7                        “Available Competitive Bid Facility” means at any time the Competitive Bid Facility Limit at that time less the Competitive Bid Outstandings at that time, adjusted for the purpose of a proposed Competitive Advance to take into account any other Competitive Advances which any Bank is then obliged to make on or before the making of the proposed Competitive Advances and any Competitive Advances which are due to be repaid on or before the making of the proposed Competitive Advance.

1.1.8                        “the Borrower’s Obligations” means all of the liabilities and obligations of the Borrower to the Finance Parties under or pursuant to the Borrower’s Security Documents, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally with any other and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.

1.1.9                        “the Borrower’s Security Documents” means those of the Security Documents to which the Borrower is or is to be a party.

1.1.10                  “Break Costs” means all documented costs, losses, premiums or penalties incurred by any of the Finance Parties in the circumstances contemplated by Clause 20.4 or as a result of any of them receiving any prepayment of all or any part of the Facility (whether pursuant to Clause 7.2 or otherwise) or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Facility, and any liabilities, expenses or losses incurred by any of the Finance Parties in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by any of the Finance Parties to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

1.1.11                  “Business Day” means (a) a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York City, United States of America; London, England; and Frankfurt am Main, Federal Republic of Germany; and (b) in relation to the determination of interest rates for euros only, a day on which the Trans-European Automated Real Time Gross Settlement Express System (TARGET) is operating; or (c) in relation to the date for the payment or purchase of a currency other than euros, the principal financial centre of the country of that currency.

1.1.12                  “Certificate of Compliance” means a certificate materially in the form set forth in Schedule 5, signed by the finance director or senior finance officer of SNSA.

1.1.13                  “Commitment” means, in relation to each Bank, the amount of the Facility which that Bank agrees to advance to the Borrower as its several liability pursuant to Clause 2, as indicated against the name of that Bank in Schedule 1, as reduced from time to time in accordance with Clause 2.4.3 and the amount of any other Commitment transferred to it under this Agreement.

1.1.14                  “Commitment Commission” means the commitment commission to be paid by the Borrower to the Agent pursuant to Clause 10.2.

1.1.15                  a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

1.1.16                  “the Communications Address” means c/o Stolt-Nielsen Limited, 71-91 Aldwych, London WC2B 4HN, England, fax no: +(44) 207 611 89 65 marked for the attention of Chief Operating Officer.

1.1.17                  “the Company” means, in relation to any Vessel and at any given time, the company responsible for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

1.1.18                  “Competitive Advance” means a Dollar Drawing advanced or to be advanced by a Bank pursuant to the bidding procedure described in Clause 3.

1.1.19                  “Competitive Bid” means an offer by a Bank to make a Competitive Advance pursuant to Clause 3 in the form of Appendix F.

1.1.20                  “Competitive Bid Confirmation Letter” means a confirmation by the Borrower pursuant to Clause 3 in the form of Appendix G.

1.1.21                  “Competitive Bid Facility Limit” means, the lower of (a) fifty million Dollars ($50,000,000) and (b) the aggregate of the Available Commitments.

1.1.22                  “Competitive Bid Outstandings” means, at any time, the aggregate amount of the outstanding Competitive Advances.

1.1.23                  “Competitive Bid Rate” means, in relation to any Competitive Bid applicable to any proposed Competitive Advance made by a Bank pursuant to Clause 3, the rate of interest offered by the Bank making such Competitive Bid in respect of such proposed Competitive Advance.

1.1.24                  “Competitive Bid Request” means a request made pursuant to Clause 3 in the form of Appendix D.

1.1.25                  “Consolidated Debt” means for SNSA and its Subsidiaries (on a consolidated basis) at any time, the aggregate value of (i) moneys borrowed, plus (ii) notes payable (whether promissory notes or otherwise), plus (iii) amounts raised by acceptance under any acceptance credit facility, plus (iv) amounts raised pursuant to any note purchase facility or the issue of bonds, notes, debentures or similar instruments, plus (v) the amount of any liability in respect of lease or hire purchase obligations which, according to US GAAP, would be treated as finance or capital leases, plus (vi) all contingent liabilities, including guarantee obligations, related to debt and capital lease obligations of third parties which, according to US GAAP, are considered probable and estimable, plus (vii) subordinated debt, less (viii) the amount of that part of any financial indebtedness for which there is a blocked or restricted cash deposit which will repay such part of such financial indebtedness.

1.1.26                  “Consolidated Interest Expense” means, for SNSA and its Subsidiaries (on a consolidated basis) for the most recent four fiscal quarters of SNSA, interest expense (including the interest component of any capital lease obligations) on all Consolidated Debt, determined in accordance with US GAAP.

1.1.27                  “Consolidated EBITDA” means, for SNSA and its Subsidiaries (on a consolidated basis) the aggregate value of (i) net income (or net loss), (ii) Consolidated Interest Expense, (iii) provisions for income taxes, (iv) depreciation, amortisation and other non-cash charges deducted in arriving at such net income (or net loss), at any time during the Facility Period as determined in accordance with US GAAP for the most recent four fiscal quarters of SNSA, calculated on a pro forma historical basis to include acquisitions.

1.1.28                  “Consolidated Tangible Net Worth” means, for SNSA and its Subsidiaries (on a consolidated basis) at any time, (a) the sum, to the extent shown on SNSA’s consolidated balance sheet, of (i) the amount of issued and outstanding share capital, less the cost of treasury shares of SNSA, plus (ii) the amount of surplus and retained earnings, less (b) intangible assets as determined in accordance with US GAAP.

1.1.29                  “converted” means actually or notionally (as the case may require) converted by the Agent, at the rate at which the Agent, in accordance with its usual practice, is able in the London Interbank market to purchase the Permitted Currency in which the Facility or part thereof is then denominated with the Permitted Currency in which the Facility or part thereof is to be denominated, on the third Business Day before the value date for that conversion pursuant to Clause 6, and the words “convert” and “conversion” shall be interpreted accordingly.

1.1.30                  “Currency of Account” means, in relation to any payment to be made to a Finance Party pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.31                  “the Deeds of Covenants” means the deeds of covenants referred to in Clause 11.1 (each a “Deed of Covenants”).

1.1.32                  “Default Interest” means interest at the Default Rate.

1.1.33                  “Default Rate” means the rate which is one per centum (1%) per annum over the aggregate of (i) the applicable Margin (ii) LIBOR and (iii) the Additional Rate.

1.1.34                  “DOC” means a valid Document of Compliance issued for the Company by the Administration pursuant to paragraph 13.2 of the ISM Code.

1.1.35                  “Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.1.36                  “Drawdown Notice” means a notice complying with Clause 2.3.

1.1.37                  “Drawing” means a part (or, if requested and available, all) of the Facility advanced by the Banks to the Borrower in accordance with Clause 2 or (unless otherwise indicated) a Competitive Advance.

1.1.38                  “Earnings”, in relation to a Vessel, means all hires, freights, pool income and other sums payable to or for the account of a Shipowing Guarantor in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

1.1.39                  “Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which, in any of the aforementioned instances, has the effect of creating security.

1.1.40                  “Equivalent Amount” means the amount of any Permitted Currency converted from the relevant amount of Dollars.

1.1.41                  “EURIBOR” means, in relation to any Drawing in euro:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Drawing.

1.1.42                  “euro” means the currency of Participating Member States of the European Monetary Union, pursuant to Council Regulation (EC) 974/98 of 3 May 1998, (as changed from time to time by the European Communities).

1.1.43                  “Event of Default” means any of the events set out in Clause 15.2.

1.1.44                  “Execution Date” means the date on which this Agreement is executed by each of the parties thereto.

1.1.45                  “Facility” means the multi-currency revolving credit facility (including competitive bid option) made available by the Banks to the Borrower pursuant to this Agreement.

1.1.46                  “the Facility Outstandings” at any time means the total of all Drawings made at that time, to the extent not reduced by repayments, prepayments and voluntary reductions, which for the avoidance of doubt includes the Competitive Bid Outstandings.

1.1.47                  “the Facility Period” means the period beginning on the Execution Date and ending on the date when (i) the whole of the Indebtedness has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Security Documents and (ii) the Termination Date has expired.

1.1.48                  “the Fee Letter” means the letter and the summary of terms from the Agent and/or the Arrangers as agreed and accepted by the Borrower and the Guarantors setting out certain fees, commissions and other sums payable by the Borrower in connection with the Facility.

1.1.49                  “the Finance Parties” means the Banks, the Agent, the Arrangers, the Syndication Agents and the Documentation Agent.

1.1.50                  “French Francs” means available and freely transferable and convertible funds in lawful currency of the Republic of France.

1.1.51                  “the Guarantee” means the joint and several guarantee and indemnity of the Guarantors contained in Clause 9.

1.1.52                  “the Guarantors’ Liabilities” means all of the liabilities and obligations of the Guarantors to the Finance Parties under or pursuant to the Guarantee whether actual or contingent, including (without limitation) Default Interest.

1.1.53                  “the Indebtedness” means the Facility Outstandings together with all interest thereon; all other sums of any nature including costs and fees (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Finance Parties pursuant to the Security Documents; any damages payable as a result of any breach by the Borrower of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.54                  “Indicative Amount” means, in relation to any Competitive Bid Request, the aggregate principal amount of the Competitive Advance requested therein.

1.1.55                  an “Instructing Group” means any one or more Banks whose combined Proportionate Shares exceed sixty six and two thirds per centum (66 2/3%) of the aggregate of Commitments.

1.1.56                  “Insurances”, in relation to a Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.57                  “Insurance Proceeds Amount” means such amount of the insurance proceeds in respect of a Total Loss which is required to be paid by the Borrower to the Agent to ensure that the Borrower remains in full compliance with its obligations under Clause 13.2.2. following a Total Loss.

1.1.58                  “Interest Payment Date” means each date for the payment of interest in accordance with Clause 8.

1.1.59                  “Invitation for Competitive Bid” means an invitation pursuant to Clause 3 in the form of Appendix E.

1.1.60                  “Interest Period” means each interest period selected by the Borrower or agreed by the Agent pursuant to Clause 8.

1.1.61                  “the ISM Code” means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974.

1.1.62                  “law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.63                  “LIBOR” means, in relation to any Drawing:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the currency or Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, for the offering of deposits in the currency of that Drawing and for a period comparable to the Interest Period for that Drawing.

1.1.64                  “the Managers” means any member of the SNSA Group and/or such other commercial and/or technical managers of the Vessels nominated by the Shipowning Guarantors as the Agent may in its discretion approve.

1.1.65                  “Management Agreement” means, in relation to any Vessel which is leased to a party outside the SNSA Group, the Management Agreement made between the Managers and the relevant Shipowning Guarantor.

1.1.66                  “Margin” based on the ratio of Consolidated Debt (as at the date of Margin calculation) to Consolidated EBITDA for the preceding four fiscal quarters (“D/EBITDA”) for which financial statements of SNSA and its Subsidiaries have been prepared means:-

(i)                                     0.875% where D/EBITDA is less than or equal to 3;

(ii)                                  1.00% where D/EBITDA is greater than 3 but less than or equal to 4;

(iii)                               1.125% where D/EBITDA is greater than 4 but less than or equal to 5; and

(iv)                              1.25% where D/EBITDA is greater than 5 or if it is not possible to calculate D/EBITDA for that period.

The Margin shall be calculated by the Agent as of 28/29 February, 31 May, 31 August and 30 November each year (each a “Margin Review Date”) commencing 31 May 2001 for the succeeding fiscal quarter and shall be calculated based on the Consolidated Debt as of the previous

Margin Review Date over Consolidated EBITDA for the four fiscal quarters, the most recent of which shall have ended on the previous Margin Review Date.

1.1.67                  “Material Subsidiary” means, at any time, (i) each subsidiary of SNSA whose tangible net worth at such time is equal to or greater than five per cent of the consolidated tangible net worth of SNSA and all its subsidiaries at such time (ii) each of any two or more subsidiaries which would each not be a Material Subsidiary for the purposes of paragraph (i) but whose aggregate tangible net worth at such time is equal to or greater than five per cent of the consolidated tangible net worth of SNSA and all its subsidiaries at such time and (iii) each subsidiary of SNSA the whole or any part of whose financial indebtedness at such time is guaranteed or secured in any way by the Security Parties, or any of them. For the purposes of this definition, the term “tangible net worth” shall be construed in accordance with US GAAP at the time any determination of tangible net worth is being made for purposes of this Agreement.

1.1.68                  “the Maximum Facility Amount” means the amount of the aggregate Commitments (stated in Dollars) subject to any reductions effected in accordance with Clause 2.4 or 18.8 as calculated by the Agent on the date of each Drawing and at the end of each Interest Period.

1.1.69                  “the Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance and any other insurance from time to time taken out by the Agent on behalf of the Banks in relation to the Vessels pursuant to this Agreement.

1.1.70                  “the Mortgages” means the first preferred and first priority mortgages referred to in Clause 11.1 (each a “Mortgage”).

1.1.71                  “Norwegian Kroner” means available and freely transferable and convertible funds in the lawful currency of the Kingdom of Norway.

1.1.72                  “Original Dollar Amount” means, at any relevant time, the amount of the Facility which would then have been outstanding had the Facility at all times been denominated, drawn and repaid in accordance with Clause 7 wholly in Dollars.

1.1.73                  “Participating Member States” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

1.1.74                  “Permitted Currencies” means Dollars, the euro, each of the lawful currencies of France (namely French Francs), Norway (namely Norwegian Kroner), the United Kingdom (namely Pounds Sterling) and Permitted Currency means any one of them, provided that in respect of each such currency selected by the Borrower the Agent is at all material times able to ascertain LIBOR or in the case of euros EURIBOR.

1.1.75                  “Permitted Liens” means (i) liens for salvage and any Encumbrance which has the prior written approval of the Agent acting upon the instructions of an Instructing Group, or (ii) any Encumbrance arising either by operation of law or in the ordinary course of the business of the relevant Security Party which is discharged in the ordinary course of business but in any event does not exist for more than sixty (60) days.

1.1.76                  “Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.77                  “Pounds Sterling” means pounds sterling being the available and freely transferable and convertible funds in the lawful currency of the United Kingdom.

1.1.78                  “Proceedings” means any suit, action or proceedings begun by any of the Finance Parties arising out of or in connection with the Security Documents.

1.1.79                  “Proportionate Share” means, for each Bank, the percentage indicated against the name of that Bank in Schedule 1, as amended by any Transfer Certificate executed from time to time.

1.1.80                  “Reference Banks” means the London offices of Citibank N.A., HSBC Bank Plc, Den norske Bank ASA and Deutsche Bank AG.

1.1.81                  “Requested Amount” means, in relation to any Competitive Bid Confirmation Letter, the aggregate principal amount of the Competitive Advances requested.

1.1.82                  “Requisition Compensation”, in relation to a Vessel, means all compensation or other money which may from time to time be payable to the relevant Shipowning Guarantor as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.83                  “Screen Rate” means:

(a)                                  in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                 in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate or Reuters screen or such other screen as is customarily used for that purpose.

1.1.84                  “the Security Documents” means this Agreement, the Mortgages, the Deeds of Covenants, the Assignments and the Shipowners’ Guarantee, or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by a member of the SNSA Group as security for the payment of all or any part of the Indebtedness.

1.1.85                  “Security Maintenance Amount” means one hundred and twenty five per cent (125%) of the Original Dollar Amount less the amount of any cash deposited as additional security pursuant to Clause 13.2.2.

1.1.86                  “Security Parties” means the Borrower, the Guarantors, the Shipowning Guarantors and any other member of the SNSA Group who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.87                  “Security Share” means, for each Bank and at any relevant time, the proportion which the aggregate of (1) that Bank’s Commitment and (2) the amount of any Competitive Advances made by that Bank and not repaid bears to the Maximum Facility Amount adjusted pro-rata to reflect the extent to which that Commitment cannot be drawn because of Competitive Bid Outstandings.

1.1.88                  “the Shipowners’ Guarantee” means the joint and several guarantee and indemnity of the Shipowning Guarantors referred to in Clause 11.3.

1.1.89                  “the Shipowning Guarantors” means the companies listed in Schedule 4, each of which is a company incorporated according to the law of the country indicated against its name in Schedule 4 with its registered office and/or principal place of business at the address indicated against its name in Schedule 4 (each “a Shipowning Guarantor”).

1.1.90                  “SMC” in relation to any Vessel, means a valid safety management certificate issued for the Vessel by or on behalf of the Administration pursuant to paragraph 13.4 of the ISM Code.

1.1.91                  “SMS” in relation to any Vessel, means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

1.1.92                  “SNSA” means the Guarantor Stolt-Nielsen S.A.

1.1.93                  “SNSA Group” means SNSA and its Subsidiaries.

1.1.94                  “Specified Time”, in Clause 3, means that time and day set out in Schedule 7 for the relevant action to take place.

1.1.95                  “Subsidiary” means a subsidiary undertaking, as defined in section 258 Companies Act 1985 or any analogous definition under any other relevant system of law.

1.1.96                  “Surety” means any person (other than the Borrower or the Guarantors) who has given or who may in the future give to the Finance Parties or any of them any security, guarantee or indemnity for or in relation to the Borrower’s Obligations.

1.1.97                  “Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of a Finance Party or branch thereof, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.98                  “the Termination Date” means the earlier of (a) the date falling five (5) years after the Execution Date and (b) 31 July 2006.

1.1.99                  “Total Loss”, in relation to a Vessel means:-

(a)                                  an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)                                 the requisition for title, compulsory acquisition, nationalisation or expropriation of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)                                  the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of the relevant Shipowning Guarantor within two months after the capture, seizure, arrest, detention or confiscation in question.

1.1.100            “Transfer Certificate” means a certificate materially in the form set forth in Schedule 6 signed by a Bank and a Transferee whereby:

(a)                                  such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights and obligations under this Agreement upon and subject to the terms and conditions set out in Clause 17; and

(b)                                 such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 17.

1.1.101            “Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

1.1.102            “Transferee” means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank’s rights and obligations under this Agreement.

1.1.103            “the Trust Property” means:-

(a)                                  the benefit of the covenant contained in Clause 11; and

(b)                                 all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement), with the exception of any benefits arising solely for the benefit of the Agent).

1.1.104            “US GAAP” means the generally accepted accounting principles in the United States of America, from time to time in effect, subject to any changes in the rules of US GAAP, consistently applied always provided that if SNSA wishes to change accounting principles within the applicable rules of US GAAP, the Borrower shall notify the Agent of the intention together with an explanation of the effects on the financial covenants contained in this Agreement. Should the Banks, and/or SNSA, find that such change will impact upon the result of the calculation of the financial covenants contained in this Agreement, the Banks will, following consultation with SNSA, stipulate amendments to the financial covenants so that the ratio of the SNSA Group’s performance in respect of the covenants reflects the position which would have been the case had no changes to SNSA’s accounting principles taken place.

1.1.105            “Valuation” means in relation to a Vessel, the arithmetic mean of the written valuations of that Vessel expressed in Dollars prepared by two firms of reputable independent shipbrokers appointed by the Borrower and approved by the Agent (acting reasonably), unless either the Agent or the Borrower disagrees with such arithmetic average, in which event the two shipbrokers shall appoint a third firm of reputable independent shipbrokers and the valuation of the Vessel shall be the arithmetic mean of all three such valuations. Such valuations shall be prepared at the Borrower’s expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement, and each Vessel shall be valued as a “parcel tanker” engaged in the parcel trade and operating on the spot market.

1.1.106            “the Vessels” means the vessels listed in Schedule 4 and everything now or in the future belonging to them on board and ashore (each a “Vessel”).

1.2                                 Interpretation

In this Agreement:-

1.2.1                        words denoting the plural number include the singular and vice versa;

1.2.2                        words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3                        references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;

1.2.4                        references to this Agreement include the Recitals, the Schedules and the Appendices;

1.2.5                        the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6                        references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7                        references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8                        references to any of the Finance Parties include its successors, Transferees and assignees; and

1.2.9                        references to times of day are (unless otherwise stipulated) to London time.

1.3                                 Joint and several liability

1.3.1                        All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Borrower and the Guarantors shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrower and the Guarantors (or, as the case may be, by the Guarantors) jointly and severally.

1.3.2                        The Borrower and each of the Guarantors agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by the other or by any Surety and/or to take the benefit of any security taken by the Finance Parties pursuant to the Security Documents shall be exercised in such manner and on such terms as the Agent may require. The Borrower and each of the Guarantors agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Agent (as agent for the Banks) absolutely.

1.3.3                        The Borrower and each of the Guarantors agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against the other or against any Surety in respect of any liability owed to it by the other or by any Surety under or in connection with the Security Documents, nor prove in competition with any Finance Party in any liquidation of (or analogous proceeding in respect of) the other or of any Surety in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by any of the Finance Parties for the repayment of the Indebtedness.

2                                          The Facility and its Purpose

2.1                                 Agreement to lend Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, each of the Banks agrees to advance to the Borrower its Commitment of an aggregate principal amount not exceeding the Maximum Facility Amount to be used by the Borrower for the purposes referred to in Recital (B).

2.2                                 Drawings Subject to satisfaction by the Borrower of the conditions set out in Clause 4.1 (in respect of the first Drawing), Clause 4.3 (in respect of all subsequent Drawings), and subject to Clause 2.3, and provided that the Original Dollar Amount at any given time during the Facility Period shall not exceed the Maximum Facility Amount, each Drawing shall be advanced to the Borrower, in each case by the Agent transferring the amount of the Drawing to such account of the Borrower as the Borrower shall notify to the Agent in the relevant Drawdown Notice by such same day method of funds transfer as the Agent shall select.

2.3                                 Advance of Drawings Each Drawing shall be advanced in Dollars, or in any other Permitted Currency selected in accordance with Clause 6.1. Each Drawing shall be advanced on a Business Day, provided that the Borrower shall have given to the Agent by 11.00 a.m. not more than ten and not fewer than three Business Days’ notice in writing signed in accordance with a form of mandate provided by the Borrower to the Agent materially in the form set out in Appendix A of the required Advance Date of the Drawing in question. Each Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrower that:-

2.3.1                        all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the Advance Date requested;

2.3.2                        no Event of Default or Potential Event of Default has occurred or will then have occurred; and

2.3.3                        no Event of Default or Potential Event of Default will result from the advance of the Drawing in question.

The Agent shall promptly notify each Bank of the receipt of each Drawdown Notice, following which each Bank will make its Proportionate Share of the amount of the requested Drawing available to the Borrower through the Agent on the Advance Date requested.

2.4                                 Facility Reduction

2.4.1                        The Borrower may from time to time voluntarily reduce the Maximum Facility Amount in whole or in part in a minimum amount of ten million Dollars ($10,000,000) or any greater whole number of millions of Dollars provided that it has first given to the Agent not fewer than five Business

Days’ prior written notice expiring on a Business Day of its desire to reduce the Maximum Facility Amount. Any such reduction in the Maximum Facility Amount shall not be reversed.

2.4.2                        To the extent that repayments or prepayments made by the Borrower to the Agent in accordance with this Agreement reduce the Facility Outstandings to less than the Maximum Facility Amount, the Borrower shall again be entitled to make Drawings in accordance with and subject to the terms of this Agreement.

2.4.3                        Simultaneously with each reduction of the Maximum Facility Amount in accordance with Clause 2.4.1, the Commitment of each Bank will reduce so that the Commitments of the Banks in respect of the reduced Maximum Facility Amount remain in accordance with their respective Proportionate Shares.

2.5                                 Restrictions on Drawings The Borrower shall not be entitled to make more than five (5) Drawings on any Business Day and no more than ten (10) Drawings may be outstanding at any one time during the Facility Period. Each Drawing shall be of a whole number of millions of Dollars and of not less than ten million Dollars ($10,000,000) or the Equivalent Amount in any other Permitted Currency. If at any time during the Facility Period the Original Dollar Amount exceeds the Maximum Facility Amount then available or if a proposed Drawing when added to the Original Dollar Amount would result in the Maximum Facility Amount being exceeded then the Borrower shall immediately pay to the Agent on behalf of the Banks such amount as will ensure that the Original Dollar Amount is equal to or less than the Maximum Facility Amount then available.

2.6                                 Termination Date No Bank shall be under any obligation to advance all or any part of its Commitment after the Termination Date.

2.7                                 Several obligations The obligations of the Banks under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrower to any Finance Party nor shall any Finance Party be liable for the failure of another Bank to perform any of its obligations under or in connection with this Agreement.

2.8                                 Application of Facility Without prejudice to the obligations of the Borrower under this Agreement, no Finance Party shall be obliged to concern itself with the application of the Facility by the Borrower.

2.9                                 Loan facility and control accounts The Agent will open and maintain such loan facility account or such other control accounts as the Agent shall in its discretion consider necessary or desirable in connection with the Facility.

3                                          Competitive Bid Option

3.1                                 Competitive Advances In addition to Drawings requested under Clause 2, but so long always that the Maximum Facility Amount shall in no circumstances be exceeded, the Borrower may from time to time request the Banks to offer to make Competitive Advances. The Banks may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set out in the following provisions of this Clause.

3.2                                 Competitive Bid Request If the Borrower wishes to request offers to make a Competitive Advance it shall deliver a Competitive Bid Request to the Agent, to be received by the Agent not more than four Business Days nor later than the Specified Time prior to the proposed date for the making of such Competitive Advance, specifying:-

3.2.1                        the proposed date of the making of such Competitive Advance, which shall be a Business Day falling thirty days or more prior to the Termination Date;

3.2.2                        the Indicative Amount, which shall be an amount in Dollars of at least five million Dollars ($5,000,000) and a multiple of one million Dollars ($1,000,000) which does not exceed the Available Competitive Bid Facility; and

3.2.3                        the proposed term of the Competitive Advance requested, which shall be any period of up to thirty days which will begin on the proposed date of the making of such Competitive Advance and end on a Business Day which is or precedes the Termination Date.

3.3                                 Invitation for Competitive Bids After its receipt of a Competitive Bid Request conforming to the requirements of Clause 3.2 the Agent shall, no later than the Specified Time, send to each of the Banks an Invitation for Competitive Bids which shall constitute an invitation by the Borrower to each such Bank to bid, on the terms and conditions of this Agreement, to make a Competitive Advance.

3.4                                 Competitive Bids Each Bank may submit one or more Competitive Bids containing an offer to make a Competitive Advance in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this Clause 3.4 and must be submitted to the Borrower with a copy to the Agent not later than the Specified Time on the Business Day preceding the proposed date for the making of such Competitive Advance. Any Competitive Bid submitted by the Agent in its capacity as a Bank may only be submitted if the Agent notifies the Borrower of the terms of the offer contained therein not later than the Specified Time for delivery of a Competitive Bid by the Agent. A Competitive Bid submitted by a Bank pursuant to this Clause 3.4 shall, subject as specified in Clause 3.6, be irrevocable and shall specify:-

3.4.1                        the proposed date for the making of such Competitive Advance;

3.4.2                        the principal amount of the Competitive Advance for which such offer is being made, which principal amount may be an amount which is greater than the Available Commitment of the bidding Bank but may not be greater than the Indicative Amount;

3.4.3                        the Competitive Bid Rate offered by such Bank; and

3.4.4                        the proposed term of such Competitive Advance.

3.5                                 Acceptance by Borrower The Borrower shall at its sole discretion after it has received any Competitive Bid pursuant to Clause 3.4 notify the Agent, no later than the Specified Time on the Business Day preceding the proposed date for the making of such Competitive Advance, by fax in the form of a Competitive Bid Confirmation Letter, whether or not it wishes to proceed to drawdown the Competitive Advance requested in any relevant Competitive Bid Request and if so the Requested Amount thereof provided that:-

3.5.1                        if the Borrower fails to give such notice by the said Specified Time it shall be deemed to have elected not to proceed to drawdown the Competitive Advance requested in the relevant Competitive Bid Request and to have rejected all the bids made pursuant to Clause 3.4; and

3.5.2                        the Requested Amount specified in any Competitive Bid Confirmation Letter shall be an amount which complies with the requirements of Clause 3.2.2 and does not exceed the Indicative Amount specified in the relevant Competitive Bid Request.

A notice given by the Borrower pursuant to this Clause 3.5 shall be irrevocable.

3.6                                 No revocation No Bank shall be entitled to revoke any offer made in any Competitive Bid delivered to the Borrower pursuant to Clause 3.4.

3.7                                 Acceptance by Agent After receipt of a Competitive Bid Confirmation Letter indicating that the Borrower wishes to proceed to drawdown all or part of the Competitive Advances requested in the relevant Competitive Bid Request, Competitive Bids (if any) made by Banks shall be accepted by the Agent on behalf of the Borrower in ascending order of the Competitive Bid Rates up to an aggregate amount equal to the Requested Amount specified in the relevant Competitive Bid Confirmation Letter provided that:-

3.7.1                        if there is a Competitive Bid which would not on this basis be accepted in full then such Competitive Bid shall be partially accepted in an amount which when aggregated with the amount of all other Competitive Bids accepted is equal to the Requested Amount; or

3.7.2                        if there are two or more Competitive Bids with the same Competitive Bid Rates which would not on this basis be accepted in full then each such Competitive Bid shall be partially accepted by the Agent on behalf of the Borrower on a pro rata basis.

3.8                                 Drawdown The Agent shall notify each bidding Bank at the Specified Time whose Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make a Competitive Advance available to the Borrower through the Agent in the amount and at the rate so notified to it.

3.9                                 Pro Rata Reduction of Commitments On each occasion that a Competitive Advance is made available by a Bank to the Borrower (i) the Maximum Facility Amount shall reduce by the amount of such Competitive Advance and (ii) the Commitments of the Banks shall be reduced pro rata by the amount of such

Competitive Advance in accordance with Clause 2.4.3 for the period during which the Competitive Advance is outstanding. On each occasion on which a Competitive Advance is repaid the amount of such Competitive Advance shall be available for drawing again under the Facility, in accordance with and subject to the provisions of this Agreement.

4                                          Conditions Precedent and Subsequent

4.1                                 Conditions Precedent - First Drawing Before any Bank shall have any obligation to advance the first Drawing under the Facility, the Borrower shall pay to the Agent the relevant fees referred to in Clause 10 and the Fee Letter and deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:-

4.1.1                        Evidence of incorporation Such evidence as the Agent may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a copy, certified by a director or an officer of the Security Party in question as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of each Security Party.

4.1.2                        Corporate authorities A copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors and (other than SNSA) a resolution of the shareholders of each Security Party (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, those of the Security Documents and each Drawdown Notice or Competitive Bid Request to which that Security Party is or is intended to be a party and all matters incidental thereto.

4.1.3                        Officer’s certificate A certificate (i) signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and shareholders of that Security Party and (ii) issued by each Security Party’s company registry confirming due incorporation and valid existence and (when such information is maintained by the registry) the names of its directors and shareholders.

4.1.4                        Power of attorney The power of attorney (notarially attested and legalised, if necessary, for registration purposes) of each of the Security Parties under which any documents are to be executed or transactions undertaken by that Security Party.

4.1.5                        Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Shipowning Guarantor of (in respect of each Vessel):-

(a)                                  any time charterparty or bareboat charterparty of that Vessel which will be in force on the first Advance Date and which exceeds twelve (12) months duration which is entered into with an entity which is not a member of the SNSA Group;

(b)                                 the Management Agreement relating to that Vessel which is in force at the time of this Agreement; and

(c)                                  that Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(d)                                 if required by law and that Vessel is operating in the waters of the United States of America, that Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(e)                                  where applicable, that Vessel’s current SMC; and

(f)                                    where applicable, each Company’s current DOC

in each case together with all addenda, amendments or supplements.

4.1.6                        Evidence of ownership In respect of each Vessel, certificate(s) of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) at the Vessel’s port of registry confirming that such Vessel is on the first Advance Date owned by her Shipowning Guarantor and free of registered Encumbrances.

4.1.7                        Evidence of insurance Evidence that each Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

4.1.8                        Confirmation of class A Certificate of Confirmation of Class for hull and machinery (dated not more than seven days before the first Advance Date) confirming that each Vessel is classed 100 A 1 by Lloyd’s Register of Shipping, or + A1 by Det norske Veritas, or with the highest applicable class necessary to operate such vessel of the American Bureau of Shipping or such other classification society as may be acceptable to the Agent.

4.1.9                        Valuations A Valuation of each Vessel addressed to the Agent.

4.1.10                  The Security Documents The Security Documents, together with all notices and other documents required by any of them, duly executed and, in the case of the Mortgages, registered with first priority through the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned.

4.1.11                  Drawdown Notice A Drawdown Notice.

4.1.12                  Process agent A letter from Stolt-Nielsen Limited accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

4.1.13                  Managers’ subordination confirmation letter The written confirmation of the Managers that they will (i) remain the commercial and technical managers of the Vessels throughout the Facility Period and will manage the Vessels in accordance with good standard ship management practice and (ii) subordinate all their rights in relation to the Vessels to those of the Finance Parties.

4.1.14                  The Fee Letter The Fee Letter countersigned on behalf of the Borrower and the Guarantors by way of acceptance of its terms.

4.1.15                  Legal opinions Confirmation satisfactory to the Agent that all legal opinions required by the Agent on behalf of the Banks will be given substantially in the form required by the Agent on behalf of the Banks.

4.1.16                  Accounts The consolidated audited accounts of SNSA for its financial year just ended, certified by a director or the chief financial officer of SNSA, as fair and accurate.

4.1.17                  Material Adverse Change Evidence that no material adverse change has occurred since 30 November 2000 in the business, assets, operations, conditions (financial or otherwise) or prospects of SNSA or its Subsidiaries or in the facts and information regarding such entities as represented to date.

4.1.18                  Corporate Structure Evidence of the financial condition of the SNSA Group and the actual corporate structure of the SNSA Group insofar as it relates to the Security Parties.

4.1.19                  Margin Such evidence as the Agent shall require in order to set the Margin.

4.2                                 Conditions Subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the first Advance Date, the following additional documents and evidence:-

4.2.1                        Evidence of registration Within five (5) Business Days of the first Advance Date, evidence of registration of the Mortgages, in each case with first priority with the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned.

4.2.2                        Letters of undertaking Letters of undertaking as required by the Security Documents in form and substance acceptable to the Agent.

4.2.3                        Legal opinions Such legal opinions as the Agent on behalf of the Banks shall require pursuant to Clause 4.1.15.

4.2.4                        Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales and the Isle of Man within the statutory time limit.

4.2.5                        Master’s receipts The master’s receipt for each of the relevant Mortgages.

4.3                                 Conditions Precedent - Subsequent Drawings Before any Bank shall have any obligation to advance any subsequent Drawings under the Facility (other than any Competitive Advances) , the Borrower shall deliver or cause to be delivered to the order of the Agent, a Drawdown Notice, in addition to the documents and evidence referred to in Clause 4.1 where such documents and evidence have not already been delivered to and received by the Agent.

4.4                                 No waiver If the Banks in their sole discretion agree to advance any part of the Facility to the Borrower before all of the documents and evidence required by Clause 4.1 or Clause 4.3 (as the case may be) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, and the advance of any part of the Facility shall not be taken as a waiver of the Agent’s right to require production of all the documents and evidence required by Clause 4.1 or Clause 4.3 (as the case may be).

4.5                                 Form and content All documents and evidence delivered to the Agent pursuant to this Clause shall:-

4.5.1                        be in form and substance acceptable to the Agent;

4.5.2                        be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent;

4.5.3                        if required for registration purposes, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4.6                                 Event of Default No Bank shall be under any obligation to advance any part of its Commitment nor to act on any Drawdown Notice nor make any Competitive Advance if, at the date of the Drawdown Notice or at the date on which the advance of a Drawing is requested in the Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the advance of the Drawing in question or if, after giving effect to such Drawing or Competitive Advance, the aggregate Valuations (which were last delivered to the Agent pursuant to this Agreement) of the Vessels plus any other security (other than cash) provided pursuant to Clause 13.2.2 would be less than one hundred and twenty-five per centum (125%) of the Original Dollar Amount (less the amount of any cash deposited as additional security pursuant to Clause 13.2.2).

5                                          Representations and Warranties

The Borrower and each of the Guarantors represents and warrants to each of the Finance Parties at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and at each Interest Payment Date as follows (except that the representations and warranties contained in Clauses 5.6, 5.7(a) and 5.13 shall only be made on the first Advance Date):-

5.1                                 Incorporation and capacity

Each of the Security Parties is a body corporate duly constituted, organised and validly existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business, and all of the corporate shareholders (if any) of each Security Party are duly constituted and existing under the laws of their countries of incorporation with perpetual corporate existence and the power to sue and be sued, to own their assets and to carry on their business and are acting on their own account.

5.2                                 Solvency None of the Security Parties is insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any of the Security Parties or all or any part of their assets except if such insolvency should arise in relation to a Shipowner in the circumstances where a demand has been made under the Shipowners’ Guarantee. For this purpose a Security Party will be deemed insolvent if it is unable to pay its debts within the meaning of S.123 of the Insolvency Act 1986 save in relation to the exception referred to in the previous sentence.

5.3                                 Binding obligations The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable in accordance with their respective terms subject to applicable laws regarding creditors’ rights in general, and (in the case of the Borrower) no utilisation of the Facility will cause any limit or restriction on its borrowing or other powers (however imposed), or on the right or ability of its directors to exercise those powers, to be exceeded or breached.

5.4                                 Satisfaction of conditions All acts, conditions and things required to be done and satisfied and to have happened prior to the execution and delivery of the Security Documents in order to constitute the Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done, satisfied and have happened in compliance with all applicable laws.

5.5                                 Registrations and consents With the exception only of the registrations referred to in Clause 4.2, all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the execution, delivery, performance, validity or enforceability of the Security Documents have been obtained or made and remain in full force and effect and neither the Borrower nor either Guarantor is aware of any event or circumstance which could reasonably be expected adversely to affect the right of any of the Security Parties (as the case may be) to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

5.6                                 Disclosure of material facts Neither the Borrower nor either Guarantor is aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower, and the most recently published consolidated annual financial statements of the SNSA Group give a true and fair view of the state of affairs of the SNSA Group on the date as at which those financial statements were prepared.

5.7                                 No material litigation Except for those matters disclosed in writing to the Arrangers and where such disclosure has been accepted by the Arrangers, there is no action, suit, arbitration or administrative proceeding nor any contemplated action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority (a) which would, or would be likely to, have a materially adverse effect on the business, assets, condition (financial or otherwise) or creditworthiness of any of the Security Parties or (b) which might reasonably be expected adversely to affect the legality, validity or enforceability of any of the Security Documents.

5.8                                 No breach of law or contract The execution, delivery and performance of the Security Documents will not contravene any contractual restriction or any law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties, or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents.

5.9                                 No deductions Except as disclosed to the Agent in writing, to the best of their knowledge and belief and without undue enquiry, none of the Security Parties is required to make any deduction or withholding from any payment which it may be obliged to make to any of the Finance Parties under or pursuant to the Security Documents.

5.10                           Filings Each Security Party has complied with all filing or registration requirements relative to each place in which it carries on business.

5.11                           Use of Facility The Facility will be used for the purposes specified in Recital (B).

5.12                           Subsidiaries Save as a result of any merger or amalgamation effected pursuant to Clause 13.1.3, each of the Shipowning Guarantors is and will remain throughout the Facility Period a directly or indirectly wholly owned subsidiary of SNSA.

5.13                           Material Adverse Change There has been no material adverse change in the condition (financial or otherwise) of the Borrower or either Guarantor since 30 November 2000.

5.14                           SNSA’s company Status SNSA operates as a milliardaire holding company and finance holding company under Luxembourg law pursuant to the terms of a letter of the “Administration de l’Enregistrement et des Domaines” dated 14 September 1984.

5.15                           Liabilities There are no liabilities (contingent or otherwise) of the SNSA Group which were not disclosed by the most recently published consolidated financial statements of the SNSA Group (or by the notes thereto) or reserved against therein except where such disclosure or reserve is not required by US GAAP, nor any unrealised or anticipated losses arising from commitments entered into by any member of the SNSA Group which were not so disclosed or reserved against but which, if they had been disclosed or reserved against, would have materially affected the content of those financial statements.

5.16                           Investment Business The Borrower is not carrying on investment business in or from within Bermuda within the meaning of the Investment Business Act 1998 of Bermuda.

6                                          Currency

6.1                                 Selection of Permitted Currency The Borrower may from time to time in accordance with this Clause select the Permitted Currency in which it wishes a Drawing (other than a Competitive Advance) to be denominated. Any such selection made by the Borrower shall be contained in the Drawdown Notice relating to the Drawing in question. Once a Permitted Currency in respect of a Drawing is selected such Drawing shall remain denominated in such Permitted Currency until its repayment in accordance with this Agreement.

6.2                                 Conditions precedent to denomination in a Permitted Currency The denomination of a Drawing in a Permitted Currency pursuant to this Clause shall be subject to the following:-

6.2.1                        no Drawing may at any time during the Facility Period be denominated in more than one Permitted Currency and any notice requesting denomination of the Drawing in more than one Permitted Currency shall be of no effect; and

6.2.2                        denomination of a Drawing in the Permitted Currency selected by the Borrower shall not be effected if the Agent certifies by notice in writing to the Borrower, which notice shall be final and conclusive, that deposits in the Permitted Currency selected for the amount of the relevant Drawing and for the Interest Period selected are not available to the Banks in the normal course of business in the London Interbank market on the relevant date.

6.3                                 Non-availability of Permitted Currency If, in any Permitted Currency selected, deposits of the specified amount and for the specified Interest Period are not available to any of the Banks in the normal course of business in the London Interbank market on the relevant date, or if the Borrower fails to specify a Permitted Currency for a Drawing, the Agent shall notify the Borrower, and with the consent of the Borrower, that Drawing shall be denominated in Dollars for the duration of the relevant Interest Period, otherwise the Drawing will be cancelled.

6.4                                 Repayment During each Interest Period in which a Drawing is denominated in a Permitted Currency other than Dollars, the obligation of the Borrower to repay the Drawing and to pay interest shall be an obligation to repay that Drawing and to pay interest on that Drawing in the Permitted Currency in which the Drawing is then denominated, whether or not the Facility Outstandings or any part thereof shall have become repayable by acceleration or otherwise.

6.5                                 Further assurance The Borrower shall execute or procure the execution of such further documents as the Agent may reasonably require from time to time in order to preserve and maintain the validity of the Security Documents as full security for the repayment of the Indebtedness.

6.6                                 Currency fluctuations If on the last day of an Interest Period the Agent shall determine that the Facility Outstandings if converted into Dollars on such date (the “Conversion Amount”) exceeds the Maximum Facility Amount, then the Borrower shall immediately pay to the Agent (on behalf of the Banks) the amount, denominated in any Permitted Currency on such date, by which the Conversion Amount exceeds the Maximum Facility Amount.

7                                          Repayment and Prepayment

7.1                                 Repayment Each Drawing (other than any Competitive Advance) shall be repaid by the Borrower to the Agent on behalf of the Banks on the last day of its Interest Period unless the Borrower selects a further Interest Period for that Drawing in accordance with Clause 8, provided that the Borrower shall not be permitted to select and shall not be deemed to have selected such further Interest Period if an Event of Default or Potential Event of Default has occurred and shall then be obliged to repay such Drawing on the last day of its then current Interest Period. Each Competitive Advance shall be repaid by the Borrower to the Agent on behalf of the Bank(s) making that Competitive Advance on the last day of the term of the Competitive Advance in question. In addition, the Borrower shall from time to time repay to the Agent as agent for the Banks such amounts of the

Facility Outstandings as will ensure that the Original Dollar Amount does not exceed the Maximum Facility Amount then available. The Borrower shall on the Termination Date repay to the Agent as agent for the Banks all Facility Outstandings.

7.2                                 Prepayment Subject to Clause 7.4, the Borrower may prepay the Facility Outstandings in whole or in part in a minimum amount of ten million Dollars ($10,000,000) or any greater whole number of millions of Dollars, or its Equivalent Amount in a Permitted Currency where applicable, (or as otherwise may be agreed by the Agent) provided that it has first given to the Agent not fewer than five Business Days’ prior written notice expiring on a Business Day of its intention to do so. Any notice pursuant to this Clause 7.2 once given shall be irrevocable and shall oblige the Borrower to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day.

7.3                                 Prepayment indemnity If the Borrower shall, subject always to Clause 7.2, make a prepayment on a Business Day other than the last day of an Interest Period, it shall pay to the Agent on behalf of the Banks any amount which is necessary to compensate the Banks for any Break Costs incurred by the Agent or any of the Banks as a result of the prepayment in question.

7.4                                 Application of prepayments Any prepayment (including for the avoidance of doubt any sums received by the Agent in respect of the Insurance Proceeds Amount) in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs and other expenses outstanding; secondly of all interest accrued with respect to the outstanding Drawings (other than Competitive Advances) in the currency in which the prepayment is to be made; thirdly of the outstanding Drawings (other than Competitive Advances) in the currency in which the prepayment is to be made in inverse order of maturity, fourthly of all other interest accrued; and fifthly of all other outstanding Drawings (other than Competitive Advances) in inverse order of maturity. Competitive Advances may not be prepaid without the specific consent of the Banks making the Competitive Advance in question.

7.5                                 Reborrowing of prepayments Any amount prepaid pursuant to this Agreement may be reborrowed in accordance with Clause 2.4.2, subject to compliance with Clause 13.2.2.

8                                          Interest

8.1                                 Interest Periods The period during which any Drawing (other than a Competitive Advance) shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of one, two, three or six months’ duration, as selected by the Borrower by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Banks in their discretion. If, in respect of any Drawing, the Borrower fails to select an Interest Period in accordance with this Clause, the Borrower shall (subject to Clause 7.1) be deemed to have selected an Interest Period for that Drawing of three months’ duration.

8.2                                 Beginning and end of Interest Periods The first Interest Period in respect of each Drawing shall begin on the Advance Date of that Drawing and shall end on the last day of the Interest Period selected in accordance with Clause 8.1. Any subsequent Interest Period selected or deemed selected in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected or deemed selected in accordance with Clause 8.1. However, in respect of any Drawings outstanding on the Termination Date, the Interest Period applicable to such Drawings shall end on the Termination Date.

8.3                                 Interest rate During each Interest Period, interest shall accrue on each Drawing (other than any Competitive Advances) at the rate determined by the Agent to be the aggregate of (a) the applicable Margin, (b) LIBOR and, if applicable, (c) the Additional Rate, determined in each case, at or about 11.00 a.m. on the second Business Day prior to the beginning of the Interest Period relating to that Drawing. The Margin may be adjusted if necessary on any Margin Review Date during the Interest Period. The rate of interest applicable to any Competitive Advance shall be the Competitive Bid Rate applicable to that Competitive Advance.

8.4                                 Accrual and payment of interest During the Facility Period, interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent on behalf of the Banks on the last day of each Interest

Period and additionally, during any Interest Period exceeding three months, on the last day of each successive three month period after the beginning of that Interest Period, and (in respect of any Competitive Advance) on last day of the term of that Competitive Advance.

8.5                                 Ending of Interest Periods If any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).

8.6                                 Default Rate If an Event of Default shall occur, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Agent shall in its reasonable discretion determine, which interest shall be payable from time to time by the Borrower to the Agent on behalf of the Banks on demand.

8.7                                 Determinations conclusive Each determination of an interest rate made by the Agent in accordance with Clause 8 shall (save in the case of manifest error or on any question of law) be final and conclusive.

9                                          Guarantee and Indemnity

9.1                                 The Borrower’s Obligations In consideration of the agreement of the Banks to make the Facility available to the Borrower, the Guarantors jointly and severally:-

9.1.1                        irrevocably and unconditionally guarantee to discharge on demand the Borrower’s Obligations, including Default Interest from the date of demand until the date of payment, both before and after judgement; and

9.1.2                        agree, as a separate and independent obligation, that, if any of the Borrower’s Obligations are not recoverable from either Guarantor under Clause 9.1.1 for any reason, the Guarantors will be liable to the Finance Parties as principal debtors by way of indemnity for the same amount as that for which the Guarantors would have been liable had those Borrower’s Obligations been recoverable and agree to discharge their liability under this Clause 9.1.2 on demand together with Default Interest from the date of demand until the date of payment, both before and after judgement.

9.2                                 Continuing Security The Guarantee is a continuing security for the full amount of the Borrower’s Obligations from time to time and shall remain in force notwithstanding the liquidation of the Borrower or any change in the constitution of the Borrower or of any Finance Party or the absorption of or amalgamation by any Finance Party in or with any other entity or the acquisition of all or any part of the assets or undertaking of any Finance Party by any other entity.

9.3                                 Preservation of Guarantors’ Liability

9.3.1                        The Banks may without the Guarantors’ consent and without notice to the Guarantors and without in any way releasing or reducing the Guarantors’ Liabilities:-

(a)                                  amend, novate, supplement or replace all or any of the Borrower’s Security Documents;

(b)                                 increase or reduce the amount of the Facility or vary the terms and conditions for its repayment or prepayment (including, without limitation, the rate and/or method of calculation of interest payable on the Facility);

(c)                                  allow to the Borrower or to any other person any time or other indulgence;

(d)                                 renew, vary, release or refrain from enforcing any of the Borrower’s Security Documents or any other security, guarantee or indemnity which the Agent may now or in the future hold from the Borrower or from any other person;

(e)                                  compound with the Borrower or any other person;

(f)                                    enter into, renew, vary or terminate any other agreement or arrangement with the Borrower or any other person; or

(g)                                 make any concession to the Borrower or do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of the Guarantors under the Guarantee.

9.3.2                        The liability of the Guarantors under the Guarantee shall not be affected by:-

(a)                                  the absence of or any defective, excessive or irregular exercise of any of the powers of the Borrower or of any Surety;

(b)                                 any security given or payment made to the Finance Parties or any of them by the Borrower or any other person being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time;

(c)                                  the liquidation, administration, receivership or insolvency of either Guarantor;

(d)                                 any other security, guarantee or indemnity now or in the future held by the Finance Parties or any of them being defective, void or unenforceable, or the failure of the any Finance Party to take any security, guarantee or indemnity;

(e)                                  any compromise or arrangement under Part I or Part VII of the Insolvency Act 1986 or section 425 of the Companies Act 1985 (or any statutory modification or re-enactment of either of them for the time being in force) or under any analogous provision of any foreign law;

(f)                                    the novation of any of the Borrower’s Obligations;

(g)                                 anything which would not have released or reduced the liability of either Guarantor to the Finance Parties had the liability of that Guarantor under Clause 9.1.1 been as a principal debtor of the Finance Parties and not as a guarantor.

9.4                                 Preservation of Banks’ Rights

9.4.1                        The Guarantee is in addition to any other security, guarantee or indemnity now or in the future held by the Finance Parties in respect of the Borrower’s Obligations, whether from the Borrower, the Guarantors or any other person, and shall not merge with, prejudice or be prejudiced by any such security, guarantee or indemnity or any contractual or legal right of each Finance Party.

9.4.2                        Any release, settlement, discharge or arrangement relating to the liabilities of either Guarantor under the Guarantee shall be conditional on no payment, assurance or security received by the Finance Parties in respect of the Borrower’s Obligations being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Agent) analogous circumstance and after any such avoidance or reduction the Finance Parties shall be entitled to exercise all of their rights, powers, discretions and remedies under or pursuant to the Guarantee and/or any other rights, powers, discretions or remedies which they would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

9.4.3                        Following the discharge of the Borrower’s Obligations, the Finance Parties shall be entitled to retain any security which they may hold for the liabilities of the Guarantors under the Guarantee until the Finance Parties are satisfied in their reasonable discretion that they will not have to make any payment under any law referred to in Clause 9.4.2.

9.4.4                        Until all claims of the Finance Parties in respect of the Borrower’s Obligations have been discharged in full:-

(a)                                  neither Guarantor shall be entitled to participate in any security held or sums received by any Finance Party in respect of all or any part of the Borrower’s Obligations;

(b)                                 neither Guarantor shall stand in the place of, or be subrogated for, any of the Finance Parties in respect of any security nor take any step to enforce any claim against the Borrower or any Surety (or the estate or effects of any such person) nor claim or exercise any right of set off or counterclaim against the Borrower or any Surety nor make any claim in the bankruptcy or liquidation of the Borrower or any Surety in respect of any sums paid by either Guarantor to the Finance Parties or any of them or in respect of any sum which includes the proceeds of realisation of any security at any time held by the Finance Parties or any of them in respect of all or any part of the Guarantors’ Liabilities; and

(c)                                  neither Guarantor shall take any steps to enforce any claim which it may have against the Borrower or any Security Party without the prior written consent of the Agent, and then only on such terms and subject to such conditions as the Agent may impose.

9.4.5                        The Guarantors’ Liabilities shall be continuing for all purposes (including Default Interest) and every sum of money which may now or in the future be or become due or owing to the Finance Parties by the Borrower under the Security Documents to which the Borrower is a party (or which would have become due or owing had it not been for the bankruptcy, liquidation or insolvency of the Borrower) shall be deemed to continue due and owing to the Finance Parties by the Borrower until such sum is actually repaid to the Finance Parties, notwithstanding the bankruptcy, liquidation or insolvency of the Borrower.

9.4.6                        The Finance Parties may, but shall not be obliged to, resort for their own benefit to any other means of payment at any time and in any order they think fit without releasing or reducing the Guarantors’ Liabilities.

9.4.7                        The Finance Parties may enforce the Guarantee either before or after resorting to any other means of payment or enforcement and, in the latter case, without entitling the Guarantors to any benefit from or share in any such other means of payment for so long as the Borrower’s Obligations have not been discharged in full.

9.5                                 Other Security The Guarantors confirm that they have not taken and will not take without the prior written consent of the Agent (and then only on such terms and subject to such conditions as the Agent may impose) any security from the Borrower or from any Surety in connection with the Guarantee and any security taken by either Guarantor in connection with the Guarantee notwithstanding this Clause shall be held by that Guarantor in trust for the Agent on behalf of the Finance Parties absolutely as a continuing security for the Guarantors’ Liabilities.

10                                    Fees

10.1                           The Borrower shall pay to or to the order of the Agent the fees, commissions and other sums referred to in the Fee Letter in the amounts and on the dates set out in the Fee Letter.

10.2                           The Borrower shall pay to the Agent, for the account of the Banks in accordance with their Proportionate Shares, Commitment Commission in Dollars at the rate of forty-five per centum (45%) of the applicable Margin per annum on any undrawn part of the Facility after the Execution Date. The Commitment Commission will accrue from day to day on the basis of a 360 day year and the actual number of days elapsed and shall be paid quarterly in arrears on each Margin Review Date from the Execution Date until the Termination Date based upon the Margin in effect from time to time. Where any Commitment Commission is due and payable prior to the first Advance Date the applicable Margin shall be the Margin that would have applied to the Facility if all or any part of the Facility had been advanced under this Agreement. For the avoidance of doubt, Competitive Advances shall not reduce the undrawn amount of the Facility for the purpose of calculating Commitment Commission.

11                                    Security Documents

As security for the repayment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent, on or before the first Advance Date, the following Security Documents in such forms and containing such terms and conditions as the Agent shall require:-

11.1                           the Mortgages and Deed of Covenants a first preferred and/or first priority mortgage together, where applicable, with a collateral deed of covenants, over each Vessel;

11.2                           the Assignments a deed of assignment of the Insurances, Earnings and Requisition Compensation of each Vessel; and

11.3                           the Shipowners’ Guarantee the joint and several guarantee and indemnity of the Shipowning Guarantors.

12                                    Agency and Trust

12.1                           Appointment Each of the Banks, the Arrangers and the Documentation Agent appoints the Agent its agent for the purpose of administering the Facility and the Security Documents and authorises the Agent and its directors, officers, employees and agents acting on the instructions from time to time of an Instructing Group, and subject to Clauses 12.4 and 12.19, to execute the Security Documents on its behalf and to exercise all rights, powers, discretions and remedies vested in the Banks under or pursuant to the Security Documents, together with all powers reasonably incidental to them.

12.2                           Authority Subject to Clause 12.4, each of the Banks and the Arrangers irrevocably authorises the Agent, acting on the instructions from time to time of an Instructing Group:-

12.2.1                  to give or withhold any consents or approvals; and

12.2.2                  to exercise, or refrain from exercising, any discretions; and

12.2.3                  to collect, receive, release or pay any money;

under or pursuant to any of the Security Documents with the prior written consent of an Instructing Group. The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Security Documents and shall not be obliged to act on any instructions if to do so would, in the opinion of the Agent, be contrary to any provision of the Security Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

12.3                           Trust The Agent agrees and declares, and each of the Banks acknowledges, that, subject to the terms and conditions of this Clause, the Agent holds the Trust Property on trust for the Banks, in accordance with their respective Security Shares, absolutely. Each of the Banks agrees that the obligations, rights and benefits vested in the Agent in its capacity as security trustee shall be performed and exercised in accordance with this Clause. The Agent in its capacity as security trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as agent for the Banks, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:-

12.3.1                  the Agent (and any attorney, agent or delegate of the Agent) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents; and

12.3.2                  the Banks acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

12.3.3                  the Agent and the Banks agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the Execution Date.

12.4                           Limitations on authority Except with the prior written consent of each of the Banks, the Agent shall not be entitled to :-

12.4.1                  release or vary any security given for the Borrower’s obligations (including, without limitation, security in respect of the Vessels) under this Agreement; nor

12.4.2                  except as otherwise provided in this Agreement, agree to waive the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

12.4.3                  change the meaning of the expression “Instructing Group”; nor

12.4.4                  exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Banks; nor

12.4.5                  extend the due date for the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

12.4.6                  take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Bank under any of the Security Documents (including, without limitation, any increase in respect of its Commitment); nor

12.4.7                  agree to change the currency in which any sum is payable under the Security Documents (other than in accordance with the terms of the Security Documents); nor

12.4.8                  agree to amend this Clause 12.4; nor

12.4.9                  agree to amend Clauses 1.1.66 (Margin), 8.3, 10.2 or 14; nor

12.4.10            agree to increase the Maximum Facility Amount.

12.5                           Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Banks or the Arrangers for anything done or omitted to be done by the Agent under or in connection with the Security Documents unless as a result of the Agent’s wilful misconduct or gross negligence.

12.6                           Acknowledgement Each of the Banks and the Arrangers acknowledges that:-

12.6.1                  it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any of the Security Documents;

12.6.2                  it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Facility;

12.6.3                  it has made its own appraisal of the creditworthiness of the Security Parties;

12.6.4                  the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any of the Security Parties unless that information is received by the Agent pursuant to the express terms of the Security Documents.

Each of the Banks and the Arrangers agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause.

12.7                           Limitations on responsibility The Agent shall have no responsibility to any of the Security Parties or to the Banks or to the Arrangers on account of:-

12.7.1                  the failure of a Bank or of any of the Security Parties to perform any of their respective obligations under the Security Documents;

12.7.2                  the financial condition of any of the Security Parties;

12.7.3                  the completeness or accuracy of any statements, representations or warranties made in or pursuant to any of the Security Documents, or in or pursuant to any document delivered pursuant to or in connection with any of the Security Documents;

12.7.4                  the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any of the Security Documents or of any document executed or delivered pursuant to or in connection with any of the Security Documents.

12.8                           The Agent’s rights The Agent may:-

12.8.1                  assume that all representations or warranties made or deemed repeated by any of the Security Parties in or pursuant to any of the Security Documents are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

12.8.2                  assume that no Event of Default or Potential Event of Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

12.8.3                  rely on any document or Communication believed by it to be genuine; and

12.8.4                  rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it; and

12.8.5                  rely as to any factual matters which might reasonably be expected to be within the knowledge of any of the Security Parties on a certificate signed by or on behalf of that Security Party; and

12.8.6                  refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Banks (or, where applicable, by an Instructing Group) and unless and until the Agent has received from the Banks any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

12.9                           The Agent’s duties The Agent shall:-

12.9.1                  if requested in writing to do so by an Instructing Group, make enquiry and advise the Banks as to the performance or observance of any of the provisions of the Security Documents by any of the Security Parties or as to the existence of an Event of Default; and

12.9.2                  inform the Banks promptly of any Event of Default of which the Agent has actual knowledge; and

12.9.3                  inform the Banks promptly of any disclosures in writing received by the Agent pursuant to Clause 5.7.

12.10                     No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any of the Security Parties or actual knowledge of the occurrence of any Event of Default or Potential Event of Default unless a Bank or any of the Security Parties shall have given written notice thereof to the Agent.

12.11                     Other business The Agent may, without any liability to account to the Banks or the Arrangers, generally engage in any kind of banking or trust business with any of the Security Parties or any of their respective Subsidiaries or associated companies or with a Bank as if it were not the Agent.

12.12                     Indemnity The Banks shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of:-

12.12.1            all amounts payable by the Borrower to the Agent pursuant to Clause 20 to the extent that those amounts are not paid by the Borrower;

12.12.2            all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Security Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any of the Security Documents; or in connection with any action taken or omitted by the Agent under or pursuant to any of the Security Documents, unless in any case those liabilities, damages, costs or claims arise solely from the Agent’s wilful misconduct or gross negligence.

12.13                     Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Security Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Security Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

12.14                     Distribution of payments The Agent shall pay promptly to the order of each of the Banks that Bank’s Proportionate Share (or, after any declaration by the Agent pursuant to Clause 15.1, that Bank’s Security Share) of every sum of money received by the Agent pursuant to the Security Documents or the Mortgagees’ Insurances (with the exception of (a) any amounts payable pursuant to Clause 10.1 and/or the Fee Letter or (b) any amounts which, by the terms of the Security Documents, are paid to the Agent for the account of the Agent or the Syndication Agents alone or specifically for the account of one or more Banks or Arrangers) which , until so paid, shall be held by the Agent on trust absolutely for that Bank, that Arranger or the Syndication Agents (or as the case may be).

12.15                     Reimbursement The Agent shall have no liability to pay any sum to any Finance Party or Security Party until it has itself received payment of that sum. If, however, the Agent does pay any sum to any Finance Party or Security Party on account of any amount prospectively due to it pursuant to Clause 12.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five Business Days after the date on which that payment was required to be made by the terms of the Security Documents or the Mortgagees’ Insurances, the recipient will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Security Documents or the Mortgagees’ Insurances and ending on the date on which the Agent receives reimbursement.

12.16                     Redistribution of payments Unless otherwise agreed between the Finance Parties, if at any time a Bank receives or recovers by way of set-off, the exercise of any lien or otherwise (other than from any assignee or transferee of or sub-participant in that Bank’s Commitment), an amount greater than that Bank’s Proportionate Share (or, after any declaration by the Agent pursuant to Clause 15.1, that Bank’s Security Share) of any sum due from any of the Security Parties under the Security Documents (the amount of the excess being referred to in this Clause as the “Excess Amount”) then:-

12.16.1            that Bank shall promptly notify the Agent (which shall promptly notify each other Bank);

12.16.2            that Bank shall pay to the Agent an amount equal to the Excess Amount within ten days of its receipt or recovery of the Excess Amount; and

12.16.3            the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum owed to the Banks as aforesaid and shall account to the Banks in respect of the Excess Amount in accordance with the provisions of this Clause.

However, if a Bank has commenced any Proceedings to recover sums owing to it under the Security Documents and, as a result of, or in connection with, those Proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Bank which had been notified of the Proceedings and had the legal right to, but did not, join those Proceedings or commence and diligently prosecute separate Proceedings to enforce its rights in the same or another court.

12.17                     Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any of the Security Parties or to any other third party, the Banks which have received any part of that Excess Amount by way of distribution from the Agent pursuant to this Clause shall repay to the Agent for the account of the Bank which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Banks share rateably in accordance with their Proportionate Shares (or, as appropriate, their Security Shares) in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Bank receiving or recovering the Excess Amount to the person to whom that Bank is liable to make payment in respect of such amount, and Clause 12.16.3 shall apply only to the retained amount.

12.18                     Proceedings Each of the Finance Parties shall notify the Agent of the proposed commencement of any Proceedings under any of the Security Documents prior to their commencement. No such Proceedings may be commenced without the prior written consent of an Instructing Group.

12.19                     Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Banks or of an Instructing Group each of the Banks shall provide the Agent with instructions within five Business Days of the Agent’s request (which request may be made orally or in writing). If a Bank does not provide the Agent with instructions within that period, (i) that Bank shall be bound by the decision of the Agent, (ii) that Bank shall have no vote for the purposes of this Clause and (iii) the combined Proportionate Shares of the other Banks who provided such instructions shall be deemed to contribute 100%. Nothing in this Clause shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Banks if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Banks under or in connection with the Security Documents. In that event, the Agent will notify the Banks of the action taken by it as soon as reasonably practicable, and the Banks agree to ratify any action taken by the Agent pursuant to this Clause.

12.20                     Communications Any Communication under this Clause shall be given, delivered, made or served, in the case of the Agent (in its capacity as Agent or as one of the Banks), and in the case of the other Banks, at the address indicated in Schedule 1 or such other addresses as shall be duly notified in writing to the Agent on behalf of the Banks.

12.21                     Payments All amounts payable to a Bank under this Clause shall be paid to such account at such bank as that Bank may from time to time direct in writing to the Agent.

12.22                     Retirement Subject to a successor being appointed in accordance with this Clause, the Agent may retire as agent and/or security trustee at any time without assigning any reason by giving to the Borrower and the other Finance Parties notice of its intention to do so, in which event the following shall apply:-

12.22.1            the Agent may, by not less than fourteen days’ notice to each of the other parties to this Agreement, appoint any holding or subsidiary company of the Agent, or any other subsidiary (direct or indirect) of the Agent’s ultimate holding company as its successor;

12.22.2            if the Agent does not appoint a successor in accordance with Clause 12.22.1, an Instructing Group may, with the consent of the Borrower, not to be unreasonably withheld, within thirty days after the date of the Agent’s notice appoint a successor to act as agent and/or security trustee or, if they fail to do so, the Agent may, with the consent of the Borrower, not to be unreasonably withheld, appoint any other bank or financial institution as its successor;

12.22.3            the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the other Finance Parties;

12.22.4            the Agent shall thereupon be discharged from all further obligations as agent and/or security trustee but shall remain entitled to the benefit of the provisions of this Clause;

12.22.5            the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

12.23                     No fiduciary relationship Except as provided in Clauses 12.3 and 12.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for a Bank or an Arranger and nothing contained in any of the Security Documents shall constitute a partnership between any two or more Banks or Arrangers or between the Agent and any Bank or Arranger.

12.24                     The Agent as security trustee Unless the context otherwise requires, the expression “the Agent” when used in the Security Documents includes the Agent acting in its capacities both as agent and security trustee.

12.25                     Syndication Agents and Documentation Agent Each of the Finance Parties agrees, for the avoidance of doubt, that the Syndication Agents and the Documentation Agent have no duties in their capacities as Syndication Agents and Documentation Agent under the Security Documents.

13                                    Covenants

The Borrower and each of either Guarantor covenants with the Finance Parties in the following terms.

13.1                           Negative covenants

Neither the Borrower nor the Guarantor, will:-

13.1.1                  no third party rights without the Banks’ prior written consent permit any of the Shipowning Guarantors to create or permit to arise or continue any Encumbrance on or over all or any part of its assets or undertaking (including, without limitation, accounts receivable) other than Permitted Liens; nor

13.1.2                  no change in management without the prior written consent of an Instructing Group, permit the appointment of anyone other than the Managers as commercial or technical managers of the Vessels, nor terminate or amend any Management Agreement and/or the arrangements for the commercial or technical management of the Vessels in a manner which is, in the reasonable opinion of the Agent, detrimental to the interest of the Finance Parties or any of them, nor permit the Managers to sub-contract or delegate the commercial or technical management of any Vessel to any third party outside the SNSA Group provided that any termination or amendment of any

Management Agreement and/or management arrangements referred to above with a member of the SNSA Group shall not be deemed to be detrimental to the interests of the Finance Parties or any of them where any new manager (being within the SNSA Group) enters into an agreement with the Agent subordinating its rights in the Vessel to those of the Banks in terms substantially the same as contained in those agreements/arrangements entered into immediately before such amendment; nor

13.1.3                  merger or amalgamation without the prior written consent of an Instructing Group, permit any merger or amalgamation of all or part of any Security Party unless (i) the Security Party in question remains the surviving entity following any such merger or amalgamation (or if the merger or amalgamation involves more than one of the Shipowning Guarantors, that one of the Shipowning Guarantors remains the surviving entity); and (ii) such surviving entity is not divested of any material part of the assets or operations of the merging or amalgamating entities with its core business of chemical transportation maintained; and (iii) in the case of SNSA only, such merger or amalgamation has been approved by a duly passed resolution of SNSA’s shareholders if required by applicable law; nor

13.1.4                  no sale of Vessels/Shipowning Guarantors without the prior written consent of the Banks sell or cause to be sold or dispose or cause to be disposed of in whole or in part any Vessel or the shares in any Shipowning Guarantor nor agree to do so unless (i) after the sale or disposal the Security Parties remain in full compliance with all other terms of the Security Documents or (ii) if the sale is of a Vessel, the sale or disposal, in whole or in part, is made to a member of the SNSA Group approved by the Agent (which approval will not be unreasonably withheld) which will become a Shipowning Guarantor upon the acquisition of such Vessel and which will execute and deliver to the Agent a Shipowner’s Guarantee, a Mortgage, a Deed of Covenants (if required by the Agent) and an Assignment in respect of such Vessel in substantially the same terms as those Security Documents already executed in favour of and delivered to the Agent which shall be accompanied by such corporate documents and legal opinions as the Agent may request (and upon any sale or disposal of a Shipowning Guarantor or all of its Vessels such Shipowning Guarantor’s obligations under the Security Documents to which it is a party will terminate provided that no Event of Default has occurred and the provisions of Clause 13.1.4(i) or (ii), as the case may, be have been fully complied with) or (iii) any such Vessel is replaced by a similar asset acceptable to the Banks in their sole discretion of equal or greater value; nor

13.1.5                  sale of other assets procure that no member of the SNSA Group shall, without the prior written consent of an Instructing Group, sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not) the whole or any part of its property or assets (other than in accordance with Clause 13.1.4) except on arm’s length commercial terms or to another member of the SNSA Group.

13.2                           Positive covenants

13.2.1                  Registration of Vessels The Borrower and each of the Guarantors undertake to procure the maintenance of the registration of the Vessels under the flags and ownerships indicated in Schedule 4 for the duration of the Facility Period unless otherwise approved by an Instructing Group in writing.

13.2.2                  Additional security If and so often as the aggregate of any Valuations of the Vessels plus the value of any additional security (other than cash) for the time being provided to the Banks (or to the Agent on their behalf) pursuant to this Clause shall be less than one hundred and twenty-five per centum (125%) of the Original Dollar Amount (less the amount of any cash deposited as additional security pursuant to this Clause) the Borrower will, within ten (10) days of the request of the Agent to do so (the “Option Period”) , at the Borrower’s option:-

(a)                                  advise the Agent that it will pay to the Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Banks (or of the Agent on their behalf) as additional security for the payment of the Indebtedness, such cash deposit to be provided within two (2) Business Days of the end of the Option Period; or

(b)                                 advise the Agent that it will give to the Banks (or to the Agent on their behalf) other additional security in amount and form acceptable to the Banks in their discretion, such additional security to be delivered and registered within twenty days of the end of the Option Period; or

(c)                                  advise the Agent that it will prepay the amount of the Indebtedness which will ensure that the aggregate of the Valuations of the Vessels plus the value of any such additional security (other than cash) is not less than one hundred and twenty-five per centum (125%) of the Original Dollar Amount (less the amount of any cash deposited as additional security pursuant to this Clause), such prepayment to be made within five days of the end of the Option Period.

For the purpose of determining the value of a Vessel under this Clause, where such Vessel constitutes a Total Loss its value shall be deemed to be the lesser of (i) the last Valuation in respect of that Vessel prior to it becoming a Total Loss or (ii) the amount of insurance proceeds reasonably expected to be paid in respect of any insurance claim relating to the Total Loss of such Vessel.

Clauses 7.3, 7.4 and 7.5 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause and the value of any additional security provided pursuant to this Clause shall be determined by (i) the Agent in relation to any cash deposit, (ii) a Valuation in relation to any new ship security and (iii) an Instructing Group in their discretion in respect of any other security. Where the Borrower has provided additional security pursuant to this Clause, the Borrower may request that the Agent obtain new valuations thereon (provided that with respect to Vessels utilised as additional security, the procedure for obtaining Valuations shall be followed) on a date falling not earlier than six months after the date such additional security was provided. If the aggregate of the new Valuations of the Vessels plus the value of any additional security (other than cash) (the “New Security Amount”) is greater than the Security Maintenance Amount provided that no Event of Default has occurred and is continuing, the Agent (provided that the Agent shall firstly release any cash collateral deposited with it pursuant to this Clause) shall release to the Borrower, upon the Borrower’s written request and at the Borrower’s expense, any such additional security as the Borrower selects with the consent of the Agent (such consent not be unreasonably withheld), such that after its release the New Security Amount will at least be equal to the Security Maintenance Amount, provided, however, that the value of such security to be released is not less than five hundred thousand Dollars ($500,000). For the purposes of this Clause the Borrower shall at its expense throughout the Facility Period deliver to the Agent a Valuation in respect of each Vessel (i) at least annually after the Execution Date and (ii) at any time reasonably requested by the Agent.

13.2.3                  Financial statements The Borrower will supply to the Agent (with sufficient copies for distribution to each of the Banks), without request:-

(a)                                  on a consolidated basis:-

(i)                                     SNSA’s annual consolidated audited accounts prepared in accordance with US GAAP within one hundred and eighty days of the end of the fiscal year to which they relate and such financial statements shall accurately and fairly represent the financial condition of the SNSA Group; and

(ii)                                  SNSA’s unaudited consolidated quarterly financial statements not later than 90 days after the end of the relevant fiscal quarter; and

(b)                                 the annual update to the SNSA Group’s three year plan when approved by SNSA’s board of directors.

13.2.4                  Other information The Borrower will promptly supply to the Agent (with sufficient copies for distribution to each of the Banks) copies of all financial and other information from time to time given by SNSA to its shareholders (provided that any information made available to the public on SNSA’s World Wide Web site shall be deemed supplied for this purpose) and such information and explanations as an Instructing

Group may from time to time reasonably require in connection with the operation of the Vessels and the Borrower’s and the Guarantors’ profit and liquidity, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

13.2.5                  Evidence of current COFR Without limiting the Borrower’s obligations under Clause 13.2.4, the Borrower will from time to time on the request of the Agent provide the Agent with such evidence as the Agent may reasonably require that each Vessel operating in the waters of the United States of America has a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990.

13.2.6                  ISM Code compliance In respect of each Vessel at any time subject to the ISM Code the Borrower will:-

(a)                                  procure that the Vessel remains for the duration of the Facility Period subject to a SMS;

(b)                                 maintain a valid and current SMC for the Vessel throughout the Facility Period;

(c)                                  if it is not itself the Company, procure that the Company maintains a valid and current DOC throughout the Facility Period;

(d)                                 promptly report to the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the Vessel’s SMC or of the Company’s DOC;

(e)                                  promptly report to the Agent in writing (i) any accident involving a Vessel which may result in that Vessel’s insurers making payment directly to the Agent in accordance with the relevant Security Documents or (ii) any “major non-conformity”, as that term is defined in the Guidelines on the Implementation of the International Safety Management Code by Administrations adopted by the Assembly of the International Maritime Organisation pursuant to Resolution A.788(19), and of the steps being taken to remedy the situation; and

(f)                                    not without the prior written consent of the Agent (which will not be unreasonably withheld) change the identity of the Company.

13.2.7                  Insurances The Borrower shall ensure that each of the Vessels is fully insured upon the terms and conditions set forth in the Mortgages or Deed of Covenants (as the case may be). In addition, the Borrower and each of the Guarantors shall ensure that its property and assets are insured against such risks and in such amounts as are customary for companies engaged in similar businesses with reputable and financially sound insurers.

13.2.8                  Classification The Borrower shall ensure that each Vessel is classed and maintained as 100 A1 by Lloyd’s Register of Shipping, or + A1 by Det norske Veritas, (in each case modified, as appropriate, from time to time), or with the highest applicable class necessary properly to operate such Vessel of the American Bureau of Shipping or such other classification society acceptable to the Agent, and that such classification will be maintained and not changed in any way during the Facility Period, (or in the event of any change of classification immediate steps are taken to restore such classification within one (1) month from the date on which such change occurred).

13.2.9                  Certificate of Compliance The Borrower and the Guarantors shall deliver to the Agent a duly executed Certificate of Compliance ninety (90) days after the end of each fiscal quarter of SNSA occurring during the Facility Period certifying (inter alia) compliance with the covenants contained in Clause 13.3.

13.2.10            Inspection of records The Borrower and each of the Guarantors will each permit the inspection of its financial records and accounts from time to time during business hours by the Agent or its nominee.

13.2.11            Notification of Event of Default The Borrower and each of the Guarantors will immediately notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default or any event which will materially adversely affect the ability of the Borrower or of either of the Guarantors to perform its obligations under this Agreement or the ability of any of the other Security Parties to perform any of their obligations under any of the Security Documents to which they are a party or may become a party to.

13.2.12            Additional Filings/Notification The Borrower and each of the Guarantors shall ensure that (i) any additional filings required to ensure continuing compliance with Clause 5.10 will be made and/or effected promptly and within any applicable time limits imposed by law; and (ii) the Agent is immediately notified if any of the Security Parties (a) has an established place of business in the United Kingdom or the United States of America at any time during the Facility Period or (b) changes the place of its chief executive office or principal place of business in the United States of America.

13.2.13            Pari Passu The Borrower and each of the Guarantors shall ensure that their respective obligations under this Agreement shall at all times rank at least pari passu with all of their other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by any applicable laws to companies generally and not by contract.

13.2.14            Corporate Existence Save as permitted by Clause 13.1.3, the Borrower and each of the Guarantors shall ensure that throughout the Facility Period each of the Security Parties shall (i) remain duly formed and validly existing under the laws of its respective jurisdiction of incorporation, (ii) remain authorised to do business in each jurisdiction in which it transacts its business, (iii) continue to have the power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Security Documents to which it is a party, and (iv) continue to comply with all statutory, regulatory and other requirements relative to its business which could reasonably be expected to have a material adverse effect on its business, assets or operations, financial or otherwise.

13.2.15            Admissibility In Evidence The Borrower and each of the Guarantors shall on the request of the Agent obtain all necessary authorisations, consents, approvals, licences, exemptions, filings, registrations, recordings and notarisations required or advisable in connection with the admissibility in evidence of the Security Documents or any of them in Proceedings in England or any other jurisdiction in which Proceedings have been commenced.

13.2.16            Compliance with law The Borrower and the Guarantors will comply (and will procure that each of the Shipowning Guarantors complies) in all material respects with the requirements of all applicable law (including, without limitation, any environmental law).

13.2.17            Payment of Taxes The Borrower and the Guarantors will ensure that all Taxes, the non-payment of which might reasonably be expected to have a material adverse effect on the financial condition of any of the Security Parties or of the SNSA Group are paid promptly and will provide the Agent with details of any demand issued for such Taxes.

13.2.18            Maintenance of records The Borrower and the Guarantors will ensure that all of their accounting and other records (including operational records relating to all vessels and containers owned by, or leased to, members of the SNSA Group) are kept up to date and in such places as they are easily accessible in the event that the Agent wishes to inspect them pursuant to Clause 13.2.11.

13.3                           SNSA’s Financial Covenants Throughout the Facility Period SNSA shall:-

13.3.1                  maintain a Consolidated Tangible Net Worth of not less than six hundred million Dollars ($600,000,000) or the equivalent in any other currency;

13.3.2                  maintain a Consolidated Debt to Consolidated Tangible Net Worth ratio of a maximum of 2.00:1.00 as calculated at the end of each fiscal quarter; and

13.3.3                  maintain a Consolidated EBITDA to Consolidated Interest Expense ratio equal to or greater than 2.00:1.00 as calculated at the end of each fiscal quarter.

14                                    Earnings

Remittance of earnings Immediately upon the occurrence of an Event of Default, the Borrower shall procure that all Earnings are paid to such account(s) as the Agent shall from time to time specify by notice in writing to the Borrower.

15                                    Events Of Default

15.1                           The Agent’s rights If any of the events set out in Clause 15.2 occurs, and such event (if, in the opinion of an Instructing Group, capable of remedy) remains unremedied for fourteen (14) days after notice thereof has been given by the Agent to the Borrower (except in relation to any of the events described in Clauses 15.2.1, 15.2.2, 15.2.4, 15.2.5, 15.2.6 and 15.2.18 where such remedy period shall not apply) the Agent (acting on the instructions of an Instructing Group) may at its discretion by notice to the Borrower declare the Banks to be under no further obligation to the Borrower under or pursuant to this Agreement and may declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) to be immediately payable, whereupon the Indebtedness (or the part of the Indebtedness referred to in the Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind.

15.2                           Events of Default The events referred to in Clause 15.1 are:-

15.2.1                  payment default if the Borrower defaults in the payment of any principal forming part of the Indebtedness when due or any other part of the Indebtedness within three (3) Business Days of its due date; or

15.2.2                  other default if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents and such default (if in the reasonable opinion of an Instructing Group capable of remedy) is not remedied within fourteen (14) days after notice of the default has been given to the Borrower; or

15.2.3                  misrepresentation or breach of warranty if any representation, warranty or statement made, deemed to be made, or repeated under any of the Security Documents or in any accounts, certificate, notice instrument, written statement or opinion delivered by a Security Party under or in connection with any Security Document is incorrect in any material respect when made, deemed to be made or repeated; or

15.2.4                  execution if a distress or execution or other process of a court or authority is levied on any of the property of any Security Party or Material Subsidiary before or after final judgment or by order of any competent court or authority for an amount in excess of five million Dollars ($5,000,000) or, its equivalent in any other currency and is not satisfied or stayed (with a view to being contested in good faith) within fourteen days of levy; or

15.2.5                  insolvency events if any Security Party or Material Subsidiary:-

(a)                                  resolves to appoint, or applies for, or consents to the appointment of, a receiver, administrative receiver, trustee, administrator or liquidator of itself or of all or part of its assets other than for the purposes of a merger or amalgamation pursuant to Clause 13.1.3; or

(b)                                 is unable or admits its inability to pay its debts as they fall due; or

(c)                                  makes a general assignment for the benefit of creditors; or

(d)                                 ceases trading or threatens to cease trading (except in the case of a Material Subsidiary as part of the ordinary course of business or with the consent of an Instructing Group, such consent not to be unreasonably withheld); or

(e)                                  has appointed an Inspector under the Companies Act 1985 or any statutory provision which the Agent in its discretion considers analogous thereto; or

15.2.6                  insolvency proceedings if any proceedings are commenced or threatened, or any order or judgment is given by any court, for the bankruptcy, liquidation, winding up, administration or re-organisation of any Security Party or Material Subsidiary or for the appointment of a receiver, administrative receiver, administrator, liquidator or trustee of any Security Party or Material Subsidiary or of all or part of the assets of any Security Party or Material Subsidiary, or if any person appoints or purports to appoint such receiver, administrative receiver, administrator, liquidator or trustee which proceeding is not discharged within thirty (30) days of its commencement; or

15.2.7                  impossibility or illegality unless covered by Clause 18.7, if any event occurs which would, or would with the passage of time, render performance of any of the Security Documents impossible, unlawful or unenforceable by any of the Finance Parties; or

15.2.8                  conditions subsequent if any of the conditions set out in Clause 4.2 is not satisfied within the time reasonably required by the Agent with respect to the conditions referred to at Clauses 4.2.1 to 4.2.5 inclusive except where such condition has not been satisfied due to an act or omission on the part of a Finance Party; or

15.2.9                  revocation or modification of consents etc. if any material consent, licence, approval or authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of the Banks in a material manner, or any material consent, licence, approval or authorisation ceases to remain in full force and effect; or

15.2.10            curtailment of business if the business of any of the Security Parties is wholly or partially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties (other than a Vessel if it is that Security Party’s only asset) is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

15.2.11            loss of Vessel if any Vessel, or any such other vessel which may from time to time be mortgaged to the Banks (or to the Agent on their behalf) as security for the repayment of all or any part of the Indebtedness is destroyed, abandoned, confiscated, forfeited, condemned as prize or otherwise becomes a Total Loss, except that a Total Loss shall not be an Event of Default if:-

(a)                                  such Vessel or such other vessel (as the case may be) is insured in accordance with the Security Documents; and

(b)                                 no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)                                  payment of the Insurance Proceeds Amount to the Agent on behalf of the Banks is made within one hundred and twenty days of the date on which the Total Loss occurred; or

15.2.12            acceleration of other indebtedness if any other indebtedness or obligation for borrowed money of any Security Party or Material Subsidiary becomes due or capable of being declared due prior to its stated maturity by reason of default on the part of that Security Party or Material Subsidiary (as the case may be), or is not repaid or satisfied on the due date for its repayment or any such other loan, guarantee or indebtedness becomes enforceable save, in either case, for amounts of less than five million Dollars ($5,000,000) in aggregate, or its equivalent in any other currency, and claims contested in good faith; or

15.2.13            reduction of capital if any of the Security Parties except SNSA reduces its authorised or issued or subscribed capital except reductions effected in compliance with Clause 13.1.3; or

15.2.14            challenge to registration if the registration of any Vessel or any Mortgage becomes void or voidable or liable to cancellation or termination; or

15.2.15            war if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

15.2.16            notice of termination if either Guarantor or any Shipowning Guarantor gives notice to the Agent to determine its obligations under the Guarantee or the Shipowners’ Guarantee, as appropriate; or

15.2.17            claim against SNSA’s assets except for Permitted Liens, if a maritime or other lien, arrest, distress or similar charge is levied upon or against any Vessel or any substantial part of the assets of SNSA (on a consolidated basis) and is not discharged within fourteen (14) Business Days after any Security Party has become aware of the same; or

15.2.18            Guarantor’s business if all or a substantial part of either Guarantor’s business is destroyed, abandoned, seized, appropriated or forfeited for any reason; or

15.2.19            ownership if (i) the Borrower ceases to be a wholly owned indirect subsidiary of SNSA; or (ii) any Shipowning Guarantor ceases to be 100% directly or indirectly owned by SNSA; or (iii) members of the Stolt-Nielsen family cease for any reason to own and control, directly or indirectly, at least thirty per centum (30%) of the issued voting share capital of SNSA; or (iv) any individual shareholder, or group of shareholders acting in concert, outside the Stolt-Nielsen family owns a greater proportion of the issued voting share capital of SNSA than members of the Stolt-Nielsen family; or

15.2.20            final judgements if any Security Party or Material Subsidiary fails to comply with any non appealable court order or fails to pay a final unappealable judgement against it, in either case, in excess of five million Dollars ($5,000,000), within for fourteen (14) days; or

15.2.21            third party charters if any Vessel which is on charter to a member of the SNSA Group is chartered for a period of twelve (12) months or more to a person who is not a member of the SNSA Group.

16                                    Set-Off and Lien

16.1                           Set-off The Borrower and each of the Guarantors irrevocably authorises the Finance Parties at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrower or either Guarantor to any of the Finance Parties (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrower or either Guarantor (whether current or otherwise and whether or not subject to notice) with any branch of any of the Finance Parties in or towards satisfaction of the Indebtedness and, in the name of that Finance Party, the Borrower or that Guarantor (as the case may be), to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

16.2                           Lien If an Event of Default has occurred and is continuing, each Finance Party shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of any of the Security Parties (or of that Finance Party as agent or nominee of any of the Security Parties) from time to time held by that Finance Party, whether for safe custody or otherwise.

16.3                           Restrictions on withdrawal Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Borrower or either Guarantor (as the case may be) with any of the Finance Parties, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower or that Guarantor (as the case may be) after an Event of Default has occurred and while such Event of Default is continuing, but any Finance Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

16.4                           Application Whilst an Event of Default is continuing, the Borrower and each of the Guarantors irrevocably authorises the Agent to apply all sums which the Agent may receive:-

16.4.1                  pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

16.4.2                  by way of payment to the Agent of any sum in respect of the Insurances, Earnings or Requisition Compensation of a Vessel; or

16.4.3                  otherwise arising under or in connection with any of the Security Documents in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may in its discretion determine.

17                                    Assignment and Sub-Participation

17.1                           Right to assign Each of the Banks may assign or transfer all or any of its rights under or pursuant to the Security Documents to any other branch of that Bank or to any other financial institution which is a subsidiary of that Bank or which is a subsidiary (direct or indirect) of that Bank’s ultimate holding company so long as such assignment or transfer does not result in the Borrower being subject to any additional Tax or other financial or legal obligations other than those contemplated by the terms of this Agreement at the time of such assignment or transfer, or (subject to the prior written consent of the Borrower (only where no Event of Default has occurred and is continuing) and the Agent, which, in the case of the Borrower, will not be unreasonably withheld or delayed) to any other bank or financial institution, and each of the Banks may grant sub-participations in all or any part of its Commitment. Unless such Bank is assigning all of its rights, the amount of the Commitment being assigned or transferred shall be at least two million five hundred thousand Dollars ($2,500,000) (the “Minimum Transfer Amount”). For the avoidance of doubt the Minimum Transfer Amount shall not apply to any sub-participations granted pursuant to Clause 17.1.

17.2                           Borrower’s co-operation The Borrower and each of the Guarantors will co-operate fully with the Banks in connection with any assignment, transfer or sub-participation pursuant to Clause 17.1; will execute and procure the execution of such documents as the Banks may require in connection therewith; and irrevocably authorises each of the Finance Parties to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Facility or the Security Documents which each such Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Banks generally).

17.3                           Rights of assignee Any assignee, transferee or sub-participant of a Bank shall (unless limited by the express terms of the assignment, transfer or sub-participation) take the full benefit of every provision of the Security Documents benefiting that Bank.

17.4                           Transfer Certificates If any Bank wishes to transfer all or any of its Commitment as contemplated in Clause 17.1 then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after the date of delivery of such Transfer Certificate to the Agent:

17.4.1                  to the extent that in such Transfer Certificate the Bank which is a party thereto seeks to transfer its Commitment in whole, the Borrower and such Bank shall be released from further obligations towards each other under this Agreement and their respective rights against each other shall be cancelled other than existing claims against such Bank for breach of this Agreement (such rights, benefits and obligations being referred to in this Clause 17.4 as “discharged rights and obligations”);

17.4.2                  the Borrower and the Transferee which is a party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Bank; and

17.4.3                  the Agent, the Arrangers, the Syndication Agents, the Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

17.5                           Power of Attorney In order to give effect to each Transfer Certificate the Finance Parties and the Borrower each hereby irrevocably and unconditionally appoint the Agent as its true and lawful attorney with full power to execute on their respective behalves each Transfer Certificate delivered to the Agent pursuant to Clause 17.4 without the Agent being under any obligation to take any further instructions from or give any prior notice to, any of the Finance Parties or, subject to the Borrower’s rights under Clause 17.1, the Borrower before doing so and the Agent shall so execute each such Transfer Certificate on behalf of the other Finance Parties and the Borrower immediately on its receipt of the same pursuant to Clause 17.4.

17.6                           Notification The Agent shall promptly notify the other Finance Parties, the Transferee and the Borrower of the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer.

17.7                           Transfer Fee Each Transferee shall on the date upon which an assignment or transfer takes effect pursuant to Clause 17.4, pay to the Agent (for its own account) a fee of one thousand five hundred Dollars ($1,500).

18                                    Payments, Mandatory Prepayment, Reserve Requirements and Illegality

18.1                           Payments All amounts payable by the Borrower and/or the Guarantors under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrower or the Guarantors (as the case may be), and (unless payable in any other Currency of Account) shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt for good value, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

18.2                           No deductions or withholdings All payments (whether of principal or interest or otherwise) to be made by the Borrower and/or the Guarantors pursuant to the Security Documents shall, subject only to Clause 18.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and neither the Borrower nor either Guarantor will claim any equity in respect of any payment due from it to the Banks or to the Agent under or in relation to any of the Security Documents.

18.3                           Grossing-up If at any time any law requires (or is interpreted to require) the Borrower or either Guarantor to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower or the Guarantor (as the case may be) will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

18.4                           Evidence of deductions If at any time either the Borrower or either Guarantor is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrower or the Guarantor (as the case may be) will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld. If the Borrower makes any deduction or withholding from any payment under or pursuant to any of the Security Documents, and a Bank subsequently receives a refund or allowance from any tax authority which that Bank identifies as being referable to that deduction or withholding, that Bank shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause shall be interpreted as imposing any obligation on any Bank to apply for any refund or allowance, nor as restricting in any way the manner in which any Bank organises its tax affairs, nor as imposing on any Bank any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Bank in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this Clause shall be for the Borrower’s account.

18.5                           Adjustment of due dates If any payment to be made under any of the Security Documents, other than a payment of interest on the Facility, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

18.6                           Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

18.6.1                  any Finance Party (or the holding company of any Finance Party) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or

18.6.2                  the basis of Taxation of payments to any Finance Party in respect of all or any part of the Indebtedness shall be changed; or

18.6.3                  any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Finance Party or its direct or indirect holding company; or

18.6.4                  any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Finance Party or its direct or indirect holding company is required or requested to maintain shall be affected; or

18.6.5                  there is imposed on any Finance Party (or on the direct or indirect holding company of any Finance Party) any other condition in relation to the Indebtedness or the Security Documents;

and the result of any of the above shall be to increase the cost to any Bank (or to the direct or indirect holding company of any Bank) of that Bank making or maintaining its Commitment or any Drawing, or to cause any Finance Party to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Finance Party affected shall notify the Agent and, on demand to the Borrower by the Agent, the Borrower shall from time to time pay to the Agent for the account of the Finance Party affected the amount which shall compensate that Finance Party or the Agent (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Finance Party affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law. Notwithstanding the foregoing, the affected Bank shall (without any obligation on the part of such Bank to be bound) negotiate in good faith with the Borrower to find a method to avoid any such increase.

18.7                           Illegality and impracticality Notwithstanding anything contained in the Security Documents, the obligations of a Bank to advance or maintain the Facility shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Bank to advance or maintain its Commitment. In such event the Bank affected shall notify the Agent and the Agent shall, by written notice to the Borrower, declare the Banks’ obligations to be immediately terminated. If all or any part of the Facility shall have been advanced by the Banks to the Borrower, the Indebtedness (including all accrued interest) shall be prepaid within thirty days from the date of such notice. Clause 7.3 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period. During that period, the affected Bank shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain the Facility.

18.8                           Changes in market circumstances If at any time a Bank determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Facility or any part thereof pursuant to this Agreement:-

18.8.1                  that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower of the occurrence of such event; and

18.8.2                  the Agent shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to that Bank of maintaining its Commitment for such further period as shall be selected by that Bank and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower,

18.8.3                  the Agent in accordance with instructions from that Bank and subject to that Bank’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for that Bank’s Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 18.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for such Bank’s Commitment the Borrower will immediately prepay in the relevant Permitted Currency or Currencies the outstanding amount of such Bank’s Commitment and the Maximum Facility Amount will automatically decrease by the amount of such Commitment and such decrease shall not be reversed. Clause 7.3 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

18.9                           Non-availability of currency Subject to the procedure set forth in Clause 6.3, if a Bank is for any reason unable to obtain Dollars or any other Permitted Currency in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars or in any other Permitted Currency, that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower and that Bank’s obligations to make the Facility available shall immediately cease. In that event, if all or any part of the Facility shall have been advanced by that Bank to the Borrower, the Agent in accordance with instructions from that Bank and subject to that Bank’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the Facility or relevant part thereof from an alternative source and/or in an alternative Permitted Currency. If the Agent and the Borrower have failed to agree in writing on a basis for funding the Facility or relevant part thereof from an alternative source and/or in an alternative Permitted Currency by 11.00 a.m. on the second Business

Day prior to the end of the then current relevant Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Facility, arising on the expiry of the then relevant Interest Period) prepay the Indebtedness to the Agent on behalf of that Bank on the expiry of the then current relevant Interest Period.

19                                    Communications

19.1                           Method Except for Communications pursuant to Clause 12, which shall be made or given in accordance with Clause 12.20, any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:-

19.1.1                  in the case of any of the Finance Parties to the Agent at its address at the head of this Agreement (fax no: +44 20 7779 1721) marked for the attention of: Mark Heptinstall; and

19.1.2                  in the case of the Borrower and/or either Guarantor to the Communications Address with a copy to McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 10016, (fax no: + (212) 448-6260) Attention: John E. Greenwood, provided that the failure to deliver such copy shall not affect the rights of any party under this Agreement;

or to such other address or fax number as the Finance Parties, the Borrower or either Guarantor may designate for themselves by written notice to the others.

19.2                           Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by a party to this Agreement:-

19.2.1                  in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

19.2.2                  if delivered to an officer of the relevant party or (in the case of the Borrower and/or either Guarantor) left at the Communications Address, at the time of delivery or leaving; or

19.2.3                  if posted, at 9.00 a.m. on the third Business Day after posting by prepaid first class post.

20                                    General Indemnities

20.1                           Currency In the event of any Finance Party receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower and/or the Guarantors (as the case may be) shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Finance Parties as a separate debt under this Agreement.

20.2                           Costs and expenses The Borrower and each of the Guarantors will, within fourteen days of the Agent’s written demand, reimburse the Agent (on behalf of each of the Finance Parties) for all reasonable out of pocket expenses including external legal costs or internal legal costs in lieu thereof (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

20.2.1                  the negotiation, syndication, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Facility is advanced);

20.2.2                  any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

20.2.3                  any other documents which may at any time be required by any Finance Party to give effect to any of the Security Documents or which any Finance Party is entitled to call for or obtain pursuant to any of the Security Documents (including, without limitation, all premiums and other sums from time to time payable by the Agent in relation to the Mortgagees’ Insurances); and

20.2.4                  the exercise of the rights, powers, discretions and remedies of the Finance Parties under or pursuant to the Security Documents.

20.3                           Events of Default The Borrower and each of the Guarantors shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party as a consequence of any Event of Default, including (without limitation) any Break Costs.

20.4                           Funding costs The Borrower and each of the Guarantors shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party if, for any reason due to a default or other action by the Borrower, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice, or any Competitive Advance is not advanced to the Borrower after having been accepted by the Agent pursuant to Clause 3.8, including (without limitation) any Break Costs.

20.5                           Protection and enforcement The Borrower and each of the Guarantors shall indemnify the Finance Parties from time to time on demand against all losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Finance Parties by the Security Documents or in or about the exercise or purported exercise by the Finance Parties of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for by reason of any Finance Party being mortgagees of any Vessel and/or a lender to the Borrower, or by reason of any Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of any Vessel. No such indemnity will be given to a Finance Party where any such loss, cost or liability has occurred due to gross negligence or wilful misconduct on the part of that Finance Party however this shall not affect the right of any other Finance Party to receive any such indemnity.

20.6                           Liabilities of Finance Parties The Borrower and each of the Guarantors will from time to time reimburse the Finance Parties on demand for all sums which any Finance Party may pay on account of any of the Security Parties or in connection with any Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Finance Party may pay or guarantees which any Finance Party may give in respect of the Insurances, any expenses incurred by any Finance Party in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Finance Party may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

20.7                           Taxes The Borrower and each of the Guarantors shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Finance Parties on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes. The indemnity contained in this Clause shall survive the repayment of the Indebtedness.

21                                    Miscellaneous

21.1                           Waivers No failure or delay on the part of the any Finance Party in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between any Finance Party and any of the Security Parties, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by any Finance Party of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by a Finance Party of any other right, power, discretion or remedy.

21.2                           No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Finance Parties and the relevant Security Party.

21.3                           Severability If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

21.4                           Successors etc. The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees. Neither the Borrower nor either Guarantor may assign or transfer any of its rights or duties under or pursuant to any of the Security Documents without the prior written consent of the Banks.

21.5                           Further assurance If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Finance Parties on their behalf are considered by the Banks for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower and/or the Guarantors (as the case may be) will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Banks are necessary to provide adequate security for the repayment of the Indebtedness.

21.6                           Other arrangements The Finance Parties may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to either the Borrower or the Guarantors, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Finance Parties or any of them in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower and/or the Guarantors (as the case may be) or the rights of the Finance Parties under or pursuant to the Security Documents.

21.7                           Advisers The Borrower and the Guarantors irrevocably authorise the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. The Borrower and the Guarantors will provide such advisers and consultants with all information and documents which they may from time to time reasonably require and will reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

21.8                           Delegation The Finance Parties may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents, other than rights relating to actions to be taken by an Instructing Group or the Banks as a group, on such terms as they may consider appropriate (including the power to sub-delegate).

21.9                           Rights etc. cumulative Every right, power, discretion and remedy conferred on the Finance Parties under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Finance Parties may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate subject to obtaining the prior written consent of an Instructing Group (or, where required by this Agreement, the Banks). The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise any other right, power, discretion or remedy either simultaneously or subsequently.

21.10                     No enquiry The Finance Parties shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Finance Parties had notice thereof.

21.11                     Continuing security The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and none of the Finance Parties shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

21.12                     Security cumulative The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Finance Parties or any of them for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of any of the Finance Parties, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

21.13                     Re-instatement If any Finance Party takes any steps to exercise any of its rights, powers, remedies or discretions pursuant to the Security Documents and the result shall be adverse to the Finance Parties, the Borrower, the Guarantors and the

Finance Parties shall be restored to their former positions as if no such steps had been taken.

21.14                     No liability None of the Finance Parties, nor any agent or employee of any Finance Party, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Finance Parties under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

21.15                     Rescission of payments etc. Any discharge, release or reassignment by any of the Finance Parties of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law, unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

21.16                     Subsequent Encumbrances If the Agent receives notice of any subsequent Encumbrance (other than any Encumbrance permitted by this Agreement) affecting any Vessel, or all or any part of the Insurances, Earnings or Requisition Compensation, the Agent may open a new account in its books for the Borrower. If the Agent does not open a new account, then (unless the Encumbrance is permitted by the terms of this Agreement or the Agent gives written notice to the contrary to the Borrower) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Indebtedness.

21.17                     Releases If any Finance Party shall at any time in its discretion release any party from all or any part of any of the Security Documents or from any term, covenant, clause, condition or obligation contained in any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

21.18                     Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower or the Guarantors (as the case may be) of that amount.

21.19                     Survival of representations and warranties The representations and warranties on the part of the Borrower and the Guarantors contained in this Agreement shall survive the execution of this Agreement and the advance of the Facility or any part thereof.

21.20                     Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same.

21.21                     Third Party Rights Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.

22                                    Law and Jurisdiction

22.1                           Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

22.2                           Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts. The Borrower and each of the Guarantors irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum.

22.3                           Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Finance Parties to commence any Proceedings against the Borrower or either Guarantor in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrower or either Guarantor in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

22.4                           Service of process Without prejudice to the right of the Finance Parties to use any other method of service permitted by law, the Borrower and each of the Guarantors irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9.00 a.m. on the third Business Day after posting by prepaid first class registered post.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SCHEDULE 1

The Banks, the Commitments and the Proportionate Shares

The Banks	The Commitments	The Proportionate Shares

Christiania Bank og Kreditkasse	$20,500,000	7.4545%
ASA, New York Branch 11 West 42nd Street, 7th Floor New York New York 10036

Tel: + 212 827 4800 Fax: + 212 827 4888 Contact: Ronny Bjornadal

Citibank, N.A.	$20,500,000	7.4545%
336 Strand London WC2R 1HB England

Loan Administration matters: Tel: + 44 20 7508 3721 Fax: + 44 20 7500 1675 Contact: Linda Apperley/ Susanne Firousbakhsh

Credit matters: Tel: + 212 816 5430 Fax: + 212 816 5429 Contact: Charles Delamater

Credit Agricole Indosuez	$20,500,000	7.4545%
9 Quai Du President Paul Doumer, F-92400 Paris La Defence, Cedex France

Loan Administration Matters: Tel: + 33 141 89 1934 Fax: + 33 141 89 1249 Contact: Sylvie Godet -Couery

Credit Matters: Tel: + 47 22 010 654 Fax: + 47 22 010 651 Contact: Jonas Gunstad

The Banks	The Commitments	The Proportionate Shares

Den norske Bank ASA	$20,500,000	7.4545%
200 Park Avenue New York New York 10166-0396

Tel: + 212 681 3800 Fax: + 212 681 3900 Contact: Barbara Gronquist

Deutsche Bank AG in Hamburg	$20,500,000	7.4545%
Brandstwiete 1 D-20457 Hamburg Federal Republic of Germany

Tel: + 49 40 3701 4334 Fax: + 49 40 3701 4649 Contact: Carola-Maria Roth

Fleet National Bank	$20,500,000	7.4545%
100 Federal Street Made 10008D Boston NA 02110

Tel: + 617 434 4597 Fax: + 617 434 1955 Contact: Caryn Suffredini

Hamburgische Landesbank-	$20,500,000	7.4545%
Girozentrale Gerhart-Hauptmann-Platz 50 20095 Hamburg Federal Republic of Germany

Tel: + 49 40 3333 2674/1769 Fax: + 49 40 3333 3069 Contact: Uta Urbaniak

HSBC Bank Plc	$20,500,000	7.4545%
Poultry London EC2P 2BX

Tel: + 44 20 7260 4422 Fax: + 44 20 7260 4381 Contact: Jim Lutener

The Banks	The Commitments	The Proportionate Shares

ING Bank N.V.	$20,500,000	7.4545%
Weena 501, 3013 AL Rotterdam The Netherlands

Tel: + 31 10 444 6858 Fax: + 31 10 444 6791 Contact: Petra van Woensel

Landesbank Schleswig-Holstein	$20,500,000	7.4545%
Girozentrale Martensdamm 6 24103 Kiel Federal Republic of Germany

Tel: + 49 431 900 1791 Fax: + 49 431 900 1130 Contact: Aziz Teksoy

Natexis Banque Populaires	$20,500,000	7.4545%
45 rue saint-Dominique 75007 Paris France

Tel: + 33 1 4800 2964 Fax: + 33 1 5385 1460 Contact: Pierre Chabrier

Vereins-und Westbank	$20,500,000	7.4545%
Aktiengesellschaft Alter Wall 22 D-20457 Hamburg Federal Republic of Germany

Tel: + 49 40 3692 4069 Fax: + 49 40 3692 3696 Contact: Oliver Trennt

The Banks	The Commitments	The Proportionate Shares

Deutsche Schiffsbank	$14,500,000	5.2727%
Aktiengesellschaft Domshof 17 28195 Bremen Federal Republic of Germany

Tel: + 49 421 360 9249 Fax: + 49 421 32 3539 Contact: Malte Schulte-Trux

DVB Nedshipbank America N.V.	$14,500,000	5.2727%
Zeelandia Offica Park Kaya W.F.G. (Jombi) Mensing 14 Curacao Netherlands Antilles

Tel: + 203 422 2325 Fax: + 203 422 2320 Contact: Sybren Hoekstra

SCHEDULE 2

Joint Arrangers

1                                          Salomon Brothers International Limited
Citigroup Centre
33 Canada Square
London E14 5LB
Fax no: +44 20 7986 8278
Attention:  Pareejat Singhal

2                                          Den norske Bank ASA
200 Park Avenue
New York
New York 10166-0396
Fax no: + 1 212 681-3900
Attention: Barbara Gronquist

3                                          HSBC Investment Bank Plc
10 Queen Street Place
London EC4R 1BL
Fax no: +44 20 7336 9214
Attention: Ed Flanders

4                                          Deutsche Bank AG in Hamburg
Brandstwiete 1, VI
D-20457 Hamburg
Fax: +49 40 3701 4649
Attention: Carola-Maria Roth

5                                          Christiania Bank og Kreditkasse ASA, New York Branch
11 West 42nd Street, 7th Floor,
New York
New York 10036
Fax: + 1 212 827 4888
Attention: Ronny Bjornadal

SCHEDULE 3

Syndication Agents and Joint Book Managers

Salomon Brothers International Limited
Citigroup Centre
33 Canada Square
London E14 5LB
Fax no: 0207 986 8278
Attention:  Pareejat Singhal

Den norske Bank ASA
200 Park Avenue
New York
New York 10166-0396
Fax: +1 212 681 3900
Attention: Barbara Gronquist

SCHEDULE 4

The Shipowning Guarantors and the Vessels

Name of Shipowning Guarantor	Country of Incorporation	Registered Office	Principal Place of Business	Name of Vessel(s)	Flag of Vessel

Stolt Asturias Limited	Isle of Man	Royalty House, Walpole Avenue, Douglas, Isle of Man, IM1 2LT		STOLT SEA	Cayman Islands

Stolt Asturias Limited	Isle of Man	Royalty House, Walpole Avenue, Douglas, Isle of Man, IM1 2LT		STOLT STREAM	Cayman Islands

Stolt Asturias Limited	Isle of Man	Royalty House, Walpole Avenue, Douglas, Isle of Man, IM1 2LT		STOLT SUN	Cayman Islands

Stolt Asturias Limited	Isle of Man	Royalty House, Walpole Avenue, Douglas, Isle of Man, IM1 2LT		STOLT SPRAY	Cayman Islands

Stolt Asturias Limited	Isle of Man	Royalty House Walpole Avenue Douglas, isle Of Man, IM1 2LT		STOLT SURF	Cayman Islands

Stolt Vinland Inc.	Liberia	80 Broad Street, Monrovia, Liberia.		STOLT VINLAND	Liberia

Stolt Vestland Inc.	Liberia	80 Broad Street Monrovia, Liberia		STOLT VESTLAND	Liberia

SCHEDULE 5

Form of Compliance Certificate

STOLT NIELSEN S.A. AND SUBSIDIARIES

USD 275,000,000 Senior Secured Credit Facility

As of and for the period ended 31st May 2001 (figures in USD Thousands)

A	Consolidated Tangible Net Worth

Capital Stock

Paid-in Surplus

Retained Earnings

less: Treasury Stock

less: Intangible Assets

	Consolidated Tangible Net Worth	—

	Minimum Consolidated Tangible Net Worth	600,000

B	Consolidated Debt

Loans Payable to Banks

Notes Payable

Current Maturities of Long Term Debt

Current Maturities of Long Term Capitalised Leases

Long Term Debt (net of current portion)

Long Term Capitalised Lease Obligations

Acceptance Credits

Bonds, Notes and Debentures

Contingent Liabilities (considered probable and estimable)

less: Cash-Covered Debt

	Consolidated Debt	—

	Consolidated Tangible Net Worth	—

	Ratio of Consolidated Debt to Consolidated Tangible Net Worth	#DIV/0!

	Maximum Ratio of Consolidated Debt to Consolidated Tangible Net Worth	2.00

C                                        Consolidated EBITDA

	31-Aug-00	30-Nov-00	28-Feb-01	31-May-01	Total

Net Income					—

Interest Expense					—

Taxation					—

Depreciation/Amortisation

EBITDA	—	—	—	—	—

Consolidated EBITDA	—

Consolidated Interest Expense	—

Ratio of Consolidated EBITDA to Consolidated Interest Expense	#DIV/0!

Minimum Ratio of Consolidated EBITDA to Consolidated Interest Expense	2.00

D                                       Applicable Margin

Ratio of Consolidated Debt to Consolidated EBITDA		#DIV/0!

Less than or equal to 3	0.875%
Greater than 3 but less than or equal to 4	0.100%

Greater than 4 but less than or equal to 5	1.125%

Greater than 5	1.250%

Applicable Margin		#DIV/0!
Applicable Commitment Commission		#DIV/0!

E                                         Asset Cover

Original Dollar Amount of Facility Most recent Valuation of the Vessels Additional security (other than cash) Additional cash security

Percentage asset cover	#DIV/0!

Minimum asset cover		125%

By

STOLT-NIELSEN S.A.	Title

Date

I hereby certify that to the best of my knowledge, no Event of Default exists and all Representations and Warranties of the Borrower and the Guarantors set forth in the USD 275,000,000 Secured Multi-currency Revolving Loan Facility Agreement between (amongst others) Stolt-Nielsen Transportation Group Ltd. (as borrower) and HSBC Investment Bank Plc

(as facility agent) dated [ ] 2001 (except those appearing in Clauses 5.6, 5.7(a) and 5.14) are true and correct.

STOLT-NIELSEN S.A.

By:

Title:

Date:

SCHEDULE 6

Form of Transfer Certificate

To:                              HSBC Investment Bank Plc as agent (the “Agent”)

TRANSFER CERTIFICATE

This transfer certificate relates to a loan facility agreement (as the same may be from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated                  2001 whereby a revolving credit facility of up to $275,000,000 was made available to Stolt-Nielsen Transportation Group Ltd. as borrower by a group of banks on whose behalf the Agent acts as agent and security trustee.

1                                          Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms “Bank” and “Transferee” are defined in the schedule to this transfer certificate .

2                                          The Bank (i) confirms that the details in the Schedule hereto under the heading “Bank’s Commitment” accurately summarises its Commitment in the Facility Agreement and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion of such Commitment specified in the Schedule hereto by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of Communications specified in the Facility Agreement.

3                                          The Transferee requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 17.4 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4                                          The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not in the future rely on the Bank or any other party to the Facility Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank or any other party to the Facility Agreement to access or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Facility Agreement.

5                                          Execution of this Transfer Certificate by the Transferee constitutes its representation to the Transferor and all other parties to the Facility Agreement that it has power to become a party to the Facility Agreement as a Bank on the terms herein and therein set out and has taken all steps to authorise execution and delivery of this Transfer Certificate.

6                                          The Transferee undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is expressed to take effect.

7                                          The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8                                          The Bank gives notice that nothing in this transfer certificate or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrower or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9                                          This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Bank:

2	Transferee:

3	Transfer Date:

4	Commitment**:	Portion Transferred

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

HSBC Investment Bank Plc

As agent for and on behalf of itself, the Borrower and the other Finance Parties

By:

Date: [ ]

** Details of the Bank’s Commitment should not be completed after the Termination Date.

SCHEDULE 7

Competitive Bid Timetable

	London Time	New York Time

Utilisation Request received from Borrower	D-2 2.00pm	D-2 9.00am

Agent communicates request to Banks	D-2 6.00pm	D-2 1.00pm

Bid received from Agent	D-1 11.00am	D-1 6.00am

Bids received from Banks	D-1 noon	D-1 7.00am

Borrower informs Agent of successful bids and whether to proceed	D-1 3.00pm	D-1 10.00am

Agent informs Banks of requirements	D-1 6.00pm	D-1 1.00pm

SIGNED by	)
duly authorised for and on behalf	)
of CHRISTIANIA BANK og	)
KREDITKASSE ASA,	)	Signature:
NEW YORK BRANCH (as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of CITIBANK NA	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of CREDIT AGRICOLE INDOSUEZ	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of DEN NORSKE BANK ASA	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf))
of DEUTSCHE BANK AG IN HAMBURG))		Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of FLEET NATIONAL BANK	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of HAMBURGISCHE LANDESBANK-)
GIROZENTRALE	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of HSBC BANK PLC	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of ING BANK N.V.))		Signature:
(as a Bank	)
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of LANDESBANK SCHLESWIG-)
HOLSTEIN GIROZENTRALE	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of NATEXIS BANQUE POPULAIRES	)	Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of VEREINS-UND WESTBANK	)	Signature:
AKTIENGESELLSCHAFT	)
(as a Bank))
in the presence of:-

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE SCHIFFSBANK	)	Signature:
AKTIENGESELLSCHAFT	)
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of DVB NEDSHIPBANK AMERICA N.V.))		Signature:
(as a Bank))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of HSBC INVESTMENT BANK PLC	)	Signature:
(as the Agent and Security Trustee))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of SALOMON BROTHERS	)	Signature:
INTERNATIONAL LIMITED	)
(as an Arranger))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of DEN NORSKE BANK ASA	)	Signature:
(as an Arranger))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of HSBC INVESTMENT BANK PLC	)	Signature:
(as an Arranger))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE BANK AG	)	Signature:
IN HAMBURG	)
(as an Arranger))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of CHRISTIANIA BANK OG	)
KREDITKASSE ASA, NEW YORK	)	Signature:
BRANCH	)
(as an Arranger))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of SALOMON BROTHERS	)	Signature:
INTERNATIONAL LIMITED	)
(as Syndication Agent))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of DEN NORSKE BANK ASA	)	Signature:
(as Syndication Agent))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of CHRISTIANIA BANK OG	)
KREDITKASSE ASA, NEW YORK	)	Signature:
BRANCH	)
(as Documentation Agent))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of STOLT-NIELSEN	)	Signature:
TRANSPORTATION GROUP	)
LTD. (of Bermuda))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)	Signature:
of STOLT-NIELSEN S.A.))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of STOLT-NIELSEN	)	Signature:
TRANSPORTATION GROUP LTD.))
(of Liberia))
in the presence of:-)

For the purposes of Article 1 of the Protocol annexed to the Convention on jurisdictions and enforcement of judgements on civil and commercial matters signed at Brussels on 27 September 1968, the following party expressly and specifically agrees to the provisions of Clause 21.2 of the Agreement:-

SIGNED by	Signature

duly authorised for and on behalf of
STOLT-NIELSEN S.A.

APPENDIX A

To:                              HSBC Investment Bank Plc

From:                  Stolt-Nielsen Transportation Group Ltd.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Facility Agreement dated               2001 made between, amongst others, ourselves and yourselves (“the Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 2.3 of the Agreement, we irrevocably request that you advance a Drawing of [ ] to us on      , which is a Business Day, by paying the amount of the Drawing to [ ].

We warrant that the representations and warranties contained in Clause 5 of the Agreement [(except those contained in Clauses 5.6, 5.7(a) and 5.13)]* are true and correct at the date of this Drawdown Notice and will be true and correct on                     ; that no Event of Default nor Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We further confirm and certify that no material adverse change has occurred since 30 November 2000 in the business, assets, operations, condition (financial or otherwise) or prospects of SNSA or its subsidiaries or in the facts and information regarding such entities as represented to date**]

We select the period of [ ] months as the [first] Interest Period in respect of the Drawing.

We select [ ] as the Permitted Currency in which the Drawing is to be denominated.

Yours faithfully

For and on behalf of
Stolt-Nielsen Transportation Group Ltd.

*To be in subsequent Drawdown Notices only.

**To be in first Drawdown Notice only.

APPENDIX B

List of Encumbrances

Encumbrances Notified to the Agent pursuant to Clause 13.1.1 of the Agreement

APPENDIX C

Additional Rate Formula

(a)                                  The Additional Rate for a Drawing for each of its Interest Period(s) is the rate determined by the Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Agent and calculated in accordance with the following formulae:

in relation to a Drawing denominated in Pounds Sterling:

BY + S(Y-Z) + F x 0.01 % per annum = Additional Rate  100- (B+S)

in relation to any other Drawing:

F x 0.01 % per annum = Additional Rate                               300

where on the day of application of the formula:

B                                        is the percentage of the Reference Bank’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

Y                                        is the rate at which Pounds Sterling deposits are offered by the Reference Bank to leading banks in the London interbank market at or about 11.00 am on that day for that Interest Period;

S                                         is the percentage of the Reference Bank’s eligible liabilities which the Bank of England requires the Reference Bank to place as a special deposit;

Z                                        is the interest rate per annum allowed by the Bank of England on special deposits; and

F                                         is the charge payable by the Reference Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate, or such succeeding provisions) of the Fees Regulations but where for this purpose, the figure for the minimum amount in paragraph 2.02b (or such succeeding provisions) will be deemed to be zero expressed in pounds per (pound)1 million of the fee base of the Reference Bank.

(b)                                 For the purposes of this Schedule 3:

(i)                                     “eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England; and

(ii)                                  “fee base” has the meaning given to it in the Fees Regulations

(iii)                               “Fees Regulations” means

(1)                                  up to and including to 31 March 2002, the Banking Supervision (Fees) Regulations 2001; and

(2)                                  after 31 March 2002, any regulations governing the payment of fees for banking supervision.

(c)                                  In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = .05% and Y = 15%, BY is calculated as 0.5. x 15.

(d)                                 If a Reference Bank does not supply a rate to the Agent, the applicable Additional Rate will be determined on the basis of the rate(s) supplied by the remaining Reference Banks.

(e)

(i)                                     The formula is applied on the first day of each relevant Interest Period.

(ii)                                  Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(f)                                    If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent (after consultation with the Banks and the Borrower) shall notify the Borrower of the manner in which the Additional Rate will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on all the parties to this Agreement.

APPENDIX D

Form of Competitive Bid Request

To:                              HSBC Investment Bank Plc (Facility Agent for the Banks referred to below)

From:

Attention:	[ ], 20[ ]

Dear Sirs,

We refer to the multicurrency revolving facility agreement dated [ ] 2001 (as amended, varied, novated or supplemented from time to time, the “Agreement”) between Stolt-Nielsen Transportation Group Ltd. (Bermuda) as borrower, Stolt-Nielsen S.A. and Stolt-Nielsen Transportation Group Ltd. (Liberia) as guarantors, HSBC Investment Bank Plc as Facility Agent and Security Trustee, the Banks (as defined therein), the Arrangers (as defined therein), the Syndication Agents (as defined therein) and others.

Terms defined in the Agreement shall have the same meaning herein. We hereby give you notice pursuant to Clause 3 of the Agreement that we request a competitive bidding under the Agreement, and in that connection set forth below the terms on which such competitive bidding is requested to be made:

(A)	Advance Date

(B)	Aggregate amount for which Competitive Bids are requested	$

(C)	Term

Yours faithfully

The proceeds of any bids made and accepted in due course should be credited to [insert account details]

Stolt-Nielsen Transportation Group Ltd.

By:
Name:
Title:

APPENDIX E

Form of Invitation For Competitive Bid

[Name of Bank]

[Address]

Attention:	[ ]	[ ], 20[ ]

Dear Sirs

Reference is made to the multi-currency revolving facility agreement dated [ ] 2001 (as the same may be amended, varied, novated or supplemented from time to time, the “Agreement”), between Stolt-Nielsen Transportation Group Ltd. (Bermuda) as borrower, Stolt-Nielsen S.A. and Stolt-Nielsen Transportation Group Ltd. (Liberia) as guarantors, HSBC Investment Bank Plc as Facility Agent and Security Trustee, the Banks (as defined therein), the Arrangers (as defined therein), the Syndication Agents (as defined therein) and others.

Terms defined in the Agreement shall have the same meaning herein. The Borrower made a Competitive Bid Request on [ ], pursuant to Clause 3 of the Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time]. Your Competitive Bid must comply with Clause 3 of the Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A)	Advance Date

(B)	Aggregate amount for which Competitive Bids are requested	$

(C)	Term

Yours faithfully

HSBC Investment Bank Plc
as Facility Agent

By:
Name:
Title:

APPENDIX F

Form of Competitive Bid

To:                              Stolt-Nielsen Transportation Group Ltd.

cc:                                 HSBC Investment Bank plc
as Facility Agent for the Banks referred to below

Attention:	[ ]	[ ], 200[ ]

Dear Sirs

Reference is made to the multi-currency revolving facility agreement dated [ ] 2001 (as the same may be amended, varied, novated or supplemented from time to time, the “Agreement”), between Stolt-Nielsen Transportation Group Ltd. (Bermuda) as borrower, Stolt-Nielsen S.A. and Stolt-Nielsen Transportation Group Ltd. (Liberia) as guarantors, HSBC Investment Bank plc as Facility Agent and Security Trustee, the Banks (as defined therein), the Arrangers (as defined therein), the Syndication Agents (as defined therein) and others.

Terms defined in the Agreement shall have the same meanings herein. We hereby make a Competitive Bid pursuant to Clause 3 of the Agreement, in response to the Competitive Bid Request made by the Borrower on [ ] and in that connection set forth below the terms on which such competitive Bid is made:

(A)	Advance Date

(B)	Principal Amount	$

(C)	Competitive Bid Rate

(D)	Term

We hereby confirm that we are prepared, subject to the conditions set forth in the Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Clause 3 of the Agreement.

Yours faithfully.

[NAME OF BANK]

By:
Name:

APPENDIX G

Form of Competitive Bid Confirmation Letter

To:                              HSBC Investment Bank plc as Facility Agent

Attention:	[Date]

Dear Sirs

1.                                       Reference is made to the multi-currency revolving facility agreement dated [ ] 2001 (as the same may be amended, varied, novated or supplemented from time to time, the “Agreement”), between Stolt-Nielsen Transportation Group Ltd. (Bermuda), as borrower, Stolt-Nielsen S.A. and Stolt-Nielsen Transportation Group Ltd. (Liberia) as guarantors, HSBC Investment Bank Plc as Facility Agent and Security Trustee, the Banks (as defined therein), the Arrangers (as defined therein), the Syndication Agents (as defined therein) and others.

2.                                       In relation to the Competitive Bid Request dated [ ], we hereby give you notice pursuant to Clause 3.5 of the Agreement that [we wish to proceed with drawdown of a Competitive Advance in respect thereof and the amount thereof is [ ]] **[we do not wish to proceed with a drawdown of a Competitive Advance in respect thereof].

3.                                       ***We confirm that, at the date hereof, the representations set out in Clause 5 (other than those set out in Clauses 5.6, 5.7(a) and 5.13 of the Agreement) are true and no Event of Default has occurred.

***The proceeds of the Competitive Advance which is the subject of this letter should be credited to [insert accounts details].

for and on behalf of
STOLT-NIELSEN TRANSPORTATION GROUP LTD.

By:

Name:

Title:

**Delete whichever is inapplicable

***Delete if no Competitive Advance is to be proceeded with